                                                                    EXHIBIT 10.7

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                          Revolving Credit Agreement
                              (364-day Facility)

                         Dated as of November 24, 1999

                                     among
                        Hughes Electronics Corporation

                            The Banks named herein

                                      and
                             Bank of America, N.A.
                            as Administrative Agent

                              Citicorp USA, Inc.
                             as Syndication Agent

                       Deutsche Bank AG, New York Branch
                            as Documentation Agent


                       Lead Arrangers and Book Managers:

                      Banc of America Securities LLC and
                           Salomon Smith Barney Inc.

Bank of America  [LOGO]

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                                                 SECTION 1
                                                DEFINITIONS

     1.1   Definitions..................................................................................  1

                                                   SECTION 2
                                                  THE CREDIT

     2.1   The Commitments.............................................................................  11
     2.2   The Loans...................................................................................  12
     2.3   Requests for Base Rate and Eurodollar Loans.................................................  12
     2.4   Requests for Bid Rate Loans.................................................................  12
     2.5   Interest and Principal on Base Rate Loans...................................................  13
     2.6   Interest and Principal on Eurodollar Loans..................................................  14
     2.7   Interest and Principal on Bid Rate Loans....................................................  14
     2.8   Loan Accounts...............................................................................  14
     2.9   Master Bid Rate Notes.......................................................................  15
     2.10  Conversion of Loans Between Eurodollar Loans and Base Rate Loans and Conversion of Interest
           Periods of Eurodollar Loans.................................................................  15
     2.11  Disbursements and Payments..................................................................  16
     2.12  Facility Fee................................................................................  17
     2.13  Extension of Termination Date...............................................................  17

                                              SECTION 3
                          PAYMENT OF COSTS AND REDUCTION OF THE COMMITMENT

     3.1   Indemnification Upon Failure to Pay Eurodollar Loan or Bid Rate Loan........................  18
     3.2   Increased Costs.............................................................................  18
     3.3   Taxes.......................................................................................  19
     3.4   Prepayment..................................................................................  20
     3.5   Pro Rata Reduction of Commitments by Borrower...............................................  20
     3.6   Reduction of One Bank's Commitment by Borrower..............................................  20
     3.7   Notice of Reductions........................................................................  21
     3.8   Designation of Replacement Bank.............................................................  21
     3.9   Effect of Reduction of Commitment...........................................................  21
     3.10  Accrued Fees................................................................................  21
     3.11  Survival....................................................................................  21

                                              SECTION 4
                               CHANGE IN CIRCUMSTANCES AFFECTING LOANS

     4.1   Inability to Determine Eurodollar Rate......................................................  22
     4.2   Illegality..................................................................................  22

                                                   SECTION 5
                                              CONDITIONS PRECEDENT

     5.1   Conditions Precedent to Signing Date........................................................  23
     5.2   Conditions Precedent to Effective Date......................................................  23
     5.3   Conditions Precedent to Loans...............................................................  24

                                                 SECTION 6
                                        REPRESENTATIONS AND WARRANTIES

     6.1   Authority of Borrower.......................................................................  24
     6.2   Binding Obligations.........................................................................  25
     6.3   Incorporation of Restricted Subsidiaries....................................................  25
     6.4   No Contravention............................................................................  25
     6.5   Notices.....................................................................................  25
     6.6   Financial Statements........................................................................  25
     6.7   ERISA.......................................................................................  25
     6.8   Regulation U; Investment Company Act........................................................  25
     6.9   Taxes.......................................................................................  26
     6.10  Insurance...................................................................................  26
     6.11  Liens.......................................................................................  26
     6.12  Litigation..................................................................................  26
     6.13  Environmental Compliance....................................................................  26
     6.14  Year 2000...................................................................................  26
     6.15  Disclosure..................................................................................  27

                                                 SECTION 7
                                      AFFIRMATIVE COVENANTS OF BORROWER

     7.1   Use of Proceeds of Loans....................................................................  27
     7.2   Management of Business......................................................................  27
     7.3   Notice of Certain Events....................................................................  27
     7.4   Records.....................................................................................  28
     7.5   Information Furnished.......................................................................  28
     7.6   Execution of Other Documents................................................................  29
     7.7   ERISA.......................................................................................  29
     7.8   Administrative Agent's Fees.................................................................  29
     7.9   Compliance with Law.........................................................................  29
     7.10  Compliance with Agreements..................................................................  29
     7.11  Maintenance of Insurance....................................................................  30

                                                 SECTION 8
                                      NEGATIVE COVENANTS OF BORROWER

     8.1   Liens.......................................................................................  30
     8.2   Mergers, Liquidations and Sales of Assets...................................................  31
     8.3   Defaults....................................................................................  32
     8.4   Compliance with Regulations.................................................................  32
     8.5   Financial Covenants.........................................................................  32

                                                 SECTION 9
                                             EVENTS OF DEFAULT

     9.1     Events of Default...........................................................................  33
     9.2     Recovery of Amounts Due.....................................................................  36
     9.3     Rights Cumulative...........................................................................  36

                                               SECTION 10
                                                THE BANKS

     10.1    Administration of Loan......................................................................  37
     10.2    Representations By Banks....................................................................  37

                                               SECTION 11
                                        MISCELLANEOUS PROVISIONS

     11.1    Amendments and Waivers......................................................................  37
     11.2    Notices.....................................................................................  37
     11.3    Waiver......................................................................................  38
     11.4    California Law..............................................................................  38
     11.5    Headings....................................................................................  38
     11.6    Accounting Terms............................................................................  38
     11.7    Counterparts................................................................................  38
     11.8    Written Disclosure..........................................................................  39
     11.9    Singular; Plural............................................................................  39
     11.10   Illegality..................................................................................  39
     11.11   Assignments.................................................................................  39
     11.12   Obligations Several.........................................................................  40
     11.13   Participations..............................................................................  40
     11.14   Fees and Expenses...........................................................................  41
     11.15   Indemnity...................................................................................  41
     11.16   Confidentiality.............................................................................  42
     11.17   Waiver of Right to Trial by Jury............................................................  43
     11.18   New Banks; Increases in Commitments of Banks................................................  44

EXHIBITS

     A-1     Form of Loan Request
     A-2     Form of Loan Request - Bid Rate Loans
     B       Master Bid Rate Loan Note
     C       Relations Among the Banks and Agents
     D       Addresses and Lending Offices of Banks
     E       Existing Liens
     F       Form of Opinion of General Counsel
     G       Form of Extension Request
     H       Form of Commitment Increase Letter

     I       Compliance Certificate
     J       Form of Assignment and Acceptance

     SCHEDULE

     1       Name of Banks and Commitments

                          REVOLVING CREDIT AGREEMENT
                              (364-DAY FACILITY)

     THIS REVOLVING CREDIT AGREEMENT (364-DAY FACILITY) ("Agreement") is entered into as of November 24, 1999 (the "Signing Date") among HUGHES ELECTRONICS CORPORATION, a corporation organized and existing under the laws of Delaware ("Borrower"), the banks named herein (collectively, together with any other lenders that become parties hereto pursuant to Section 3.8 or 11.11, the "Banks" and individually a "Bank"), Bank of America, N.A., as administrative agent for the Banks (in such capacity "Administrative Agent"), Citicorp USA, Inc., as Syndication Agent (in such capacity "Syndication Agent") and Deutsche Bank AG, New York Branch, as Documentation Agent (in such capacity "Documentation Agent").

                                   SECTION 1
                                  DEFINITIONS

     1.1  Definitions.
          -----------

     "Aggregate Long-Term and Short-Term Commitments" means the Total Commitment plus the "Total Commitment" as defined in the Multi-Year Credit Agreement.

     "Applicable Amount" means, for the facility fee and Eurodollar Loans, the amount (expressed in basis points per annum) set forth in the chart below opposite the Applicable Level then in effect:

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                                                    Applicable Amount
  Applicable            Debt Ratings           (in basis points per annum)
                                             -------------------------------
    Level                                     Eurodollar Rate  Facility Fee
                                                     +
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      1                 *A-/A3                      29.5            8.0
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      2                BBB+/Baa1                    40.0           10.0
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      3                BBB/Baa2                     62.5           12.5
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      4                BBB-/Baa3                    82.5           17.5
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      5                 BB+/Ba1                    105.0           20.0
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    6                **BB/Ba2                    150.0           25.0
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*  More than or equal to.
** Less than or equal to.

Provided that beginning on the Effective Date and continuing so long as the
--------
actual Applicable Level as set forth in the above table is Level 1, Level 2, Level 3 or Level 4, the Applicable Level for purposes of calculating the Applicable Amount shall be deemed to be Level 4 until such time as the principal amount of the Loans and the principal amount of the "Loans", as defined in the Multi-Year Credit Agreement, have been reduced to zero, at which time the Applicable Level shall be determined as set forth in the above table; provided
                                                                      --------
further that so long as the actual Applicable Level as set forth in the above
-------
table is Level 5 or Level 6, the Applicable Level shall be determined as set forth in the above table.

     "Applicable Level" means the level set forth opposite the Debt Ratings in the definition of Applicable Amount then in effect, subject to the provisos to such definition. Any change in the Applicable Level shall become effective upon any public announcement of any change in any Debt Rating that requires a change in the Level in accordance with the above chart.

     "Approved Bank Affiliate" means a Person that is a subsidiary of a Bank or of a Person of which a Bank is a subsidiary, and which is either engaged primarily in the business of commercial banking or, if not so engaged, which has been approved by the Borrower and Administrative Agent (provided that Borrower's
                                                        --------
consent shall not be unreasonably withheld).

     "Arrangers" means BAS and Salomon Smith Barney Inc.

     "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

     "Authorized Designee" means the chief executive officer, the vice chairman, the chief financial officer, treasurer or the assistant treasurer of Borrower, or any other officer of Borrower specified as being an Authorized Designee in the certificate delivered pursuant to Section 5.2(c).

     "Availability Period" means the period commencing on the Effective Date and ending on the Termination Date.

     "Bank of America" means Bank of America, N.A. in its capacity as a Bank.

     "BAS" means Banc of America Securities LLC.

     "Base Rate" means the higher of: (a) the rate of interest publicly announced from time to time by Bank of America as its "reference rate," which is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and (b) one-half percent per annum above the Federal Funds Rate. Any change in the reference rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Base Rate Loan" means a Loan bearing interest based on the Base Rate calculated pursuant to Section 2.5.

     "Bid Rate" means an interest rate offered by a Bank in its sole discretion and in response to the Borrower's Loan Request for a Bid Rate Loan pursuant to
Section 2.4, which interest rate shall include all applicable reserve and other adjustments when being advised by such Bank to Administrative Agent.

     "Bid Rate Loan" means a Loan bearing interest at a Bid Rate.

     "Borrowing Date" means a date on which funds are advanced to Borrower by one or more Banks pursuant to a Loan Request.

     "Business Day" means a day other than a Saturday or Sunday on which banks are open for business in both San Francisco, California and New York, New York.

     "Commercial Paper" means short term commercial paper (with a maturity date not in excess of 270 days from the date of its issuance) issued by Borrower (a) pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended or modified from time to time, or (b) pursuant to the exemption from registration contained in Section 3(a)(3) of the Securities Act of 1933, as amended or modified from time to time, with respect to which a recognized rating agency has taken this Agreement into account in the rating of such short term commercial paper.

     "Commitment" of each Bank means the dollar amount set forth opposite such Bank's name on Schedule 1 hereto, as such amount may be reduced or changed pursuant to Sections 3.5 and 3.6.

     "Commitment Increase Letter" means a letter notifying the Administrative Agent of a Bank's desire to increase its Commitment pursuant to Section 11.18 hereof, in substantially the form of Exhibit H hereto.
                                     ---------

     "Compliance Certificate" means a certificate in the form of Exhibit I,
                                                                 ---------
properly completed and signed by Borrower's Treasurer or an Assistant Treasurer.

     "Consolidated Adjusted Net Worth" means, as of the date of determination thereof, the consolidated stockholders equity of Borrower and its Subsidiaries in accordance with GAAP adjusted by adding back the amount by which such consolidated stockholders equity has been reduced (or by subtracting the amount by which stockholders equity has been increased) on account of (a) changes subsequent to December 31, 1992 in the long term liability of Borrower and its Subsidiaries for post-retirement benefits other than pensions and (b) specified material non-cash adjustments resulting from the adoptions of future pronouncements of the Financial Accounting Standards Board.

     "Consolidated EBITDA" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (e) for each fiscal quarter in the fiscal year ending December 31, 1999, (i) the amount of charges taken in connection with the cancellation of contract with Asia Pacific Mobile Telecommunications, up to an aggregate amount of $92,000,000 for all such fiscal quarters, and (ii) the amount of charges taken in connection with development costs and schedule delays at Hughes Space and Communication up to an aggregate amount of $125,000,000 for all such fiscal quarters, (f) for the last fiscal quarter of the fiscal year ending December 31, 1999, (i) if a non-cash charge is taken in connection with the write-off of equity investment in ICO Global Communications, the amount of such non-cash charge up to an aggregate amount of $62,000,000 and (ii) if a change in business strategy related to DirecTV Japan, Ltd. results in cash and/or non-cash charges, the amount of such cash and/or non-cash charges up to an aggregate amount of $250,000,000, and (g) for each fiscal quarter in the fiscal year ending December 31, 2000, the amount of non-cash charges taken in connection with ICO Global Communications, the Hughes Network Systems wireless business and PanAmSat launch delays, up to an aggregate amount for all such fiscal quarters of (x) $500,000,000 minus (y) the amount of the charge, if any, added pursuant to clause (f)(i) above; minus (h) for each fiscal quarter in the
                                       -----
fiscal year ending December 31, 2000, the amount of cash losses (whether or not accounted for as charges under GAAP) in connection with DirecTV Japan, Ltd., but only if such cash losses were reflected in the charges, if any, added pursuant to clause (f)(ii); plus (i) for each fiscal quarter in the fiscal year ending
                   ----
December 31, 2000, if any change in business strategy regarding DirecTV Japan, Ltd. results in a non-cash charge, the amount of such non-cash charge up to an aggregate amount of $150,000,000 minus the amount of non-cash charges, if any, added pursuant to clause (f)(ii) above.

     "Consolidated Funded Indebtedness" means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for borrowed money (including Loans hereunder), and (b) that portion of obligations with respect to capital leases that are capitalized in the consolidated balance sheet of Borrower and its Subsidiaries in excess of an aggregate amount of $25,000,000.

     "Consolidated Interest Charges" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses payable by Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets and imputed interest associated with the assumption of liabilities relating to programming contracts under purchase accounting in accordance with GAAP, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent payable by Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

     "Consolidated Net Income" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income of Borrower and its Subsidiaries from continuing operations after extraordinary items (excluding gains or losses from Dispositions of assets) for that period.

     "Consolidated Tangible Net Worth" means, at any date of determination, Consolidated Adjusted Net Worth less the consolidated intangible assets of
                                ----
Borrower and its Subsidiaries, determined in accordance with GAAP.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

     "Debt Rating" means, as of any date of determination, the rating as determined by either Standard & Poor's Ratings Group or Moody's Investors Service, Inc. (collectively, the "Debt Ratings"); of (a) the Borrower's senior unsecured long-term debt or (b) if the foregoing debt is not outstanding, then the rating of the Multi-Year Credit Agreement or the implied rating of senior unsecured and non-credit enhanced debt securities, provided that if both ratings
                                                   --------
in this clause (b) have been issued then both shall apply; or (c) if neither (a) nor (b) apply, then the rating of long-term debt issued by equipment trust guaranteed by Borrower; provided that if a Debt Rating is issued by both of such
                        --------
rating agencies, then the lower of such credit ratings shall apply unless the split in credit ratings is more than one level, in which case the level one level higher than the lower rating shall apply. Initially, the Debt Ratings shall be determined from the certificate delivered pursuant to Section 5.2(d). Thereafter the credit ratings shall be determined from the most recent public announcement of any changes in such credit ratings.

     "Default Rate" means an interest rate equal to the Base Rate plus the
                                                                  ----
Applicable Amount, if any, applicable to Base Rate Loans plus 2% per annum, to
                                                         ----
the fullest extent permitted by applicable Laws; provided, however, that (i)
                                                 --------  -------
with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Amount) otherwise applicable to such Loan plus 2% per annum, and (ii) with respect to a Bid Rate Loan the Default Rate shall be an interest rate equal to the interest rate otherwise applicable to such Loan plus 2% per annum.

     "Effective Date" means the date on or before December 10, 1999 that the conditions set forth in Section 5.2 are satisfied or waived by the Majority Banks.

     "Eligible Assignee" means a Person which can lawfully fulfill all of the obligations of a Bank hereunder and is (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; or (c) any Person engaged primarily in the business of commercial banking and that is a subsidiary of a Bank or of a Person of which a Bank is a subsidiary.

     "Environmental Laws" means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters applicable to any property.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Borrower or any Subsidiary of Borrower within the meaning of Section 414(b), 414(c) or 414(m) of Internal Revenue Code of 1986, as amended.

     "Eurodollar Banking Day" means a day on which banks are open for business in San Francisco, California, New York, New York and the applicable offshore dollar interbank market and dealing in U. S. Dollar deposits.

     "Eurodollar Loan" means a Loan at the rate of interest calculated pursuant to Section 2.6.

     "Eurodollar Rate" means for each Interest Period of a Eurodollar Loan the arithmetic mean of the rates of interest rounded to the nearest 1/100 of one percent as notified to the Administrative Agent by the Reference Banks at which U.S. Dollar deposits for such Interest Period and in an amount comparable to the Principal Amount of such Eurodollar Loan would be offered by such Reference Banks to major banks in the London offshore dollar interbank market upon request of such banks at approximately 11:00 a.m. London time two Eurodollar Banking Days prior to the first day of such Interest Period.

     "Event of Default" means any event specified in Section 9.1.

     "Existing Agreements" means (a) the Revolving Credit Agreement (364-Day Facility) dated as of December 5, 1997, as amended, among Borrower, the banks party thereto and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as agent for such banks; and (b) any Note (as that term is defined in such credit agreement) issued pursuant to such credit agreement.

     "Extension Request" means a Request for Extension delivered by the Borrower to the Banks to request an extension of the Termination Date in accordance with the provisions of Section 2.13, in substantially the form of Exhibit G hereto.
                                                             ---------

     "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such day under the caption "Federal Funds Effective Rate". If on any relevant day the appropriate rate for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by Administrative Agent.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

     "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

     "Governmental Authority" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, or (c) any court, administrative tribunal or public utility.

     "Granting Bank" has the meaning specified in Section 11.11(c).

     "Interest Payment Date" means, with respect to each Bid Rate Loan and each Eurodollar Loan, the last day of each Interest Period; provided, however, that
                                                       --------  -------
if any Interest Period (a) in the case of a Bid Rate Loan exceeds 90 days and
(b) in the case of a Eurodollar Loan exceeds three months, "Interest Payment Date" shall mean the 90th day and the last day of the third month of such Interest Period, respectively, as well as the last day of the relevant Interest Period; and, with respect to each Base Rate Loan, means the 10th day of each January, April, July, and October and the Termination Date. If any day specified herein is not a Business Day or, in the case of a Eurodollar Loan, a Eurodollar Banking Day, then the relevant Interest Payment Date shall be the next succeeding Business Day or Eurodollar Banking Day, as applicable, except as otherwise provided in the definition of Interest Period. Notwithstanding any other provision herein, interest accruing at the Default Rate shall be payable from time to time at any time upon demand of Administrative Agent.

     "Interest Period" means: (a) with respect to each Bid Rate Loan, a period of 7 to 180 days as selected by Borrower by a Loan Request delivered to Administrative Agent in accordance with Section 2.4, and (b) with respect to each Eurodollar Loan, a period of one, two, three or six months as selected by Borrower by a Loan Request delivered to Administrative Agent in accordance with
Section 2.3, subject to the following:

          (i) If the term of an Interest Period is not designated, a period of 30 days shall be deemed selected for the relevant Bid Rate Loan and a period of one month shall be deemed selected for the relevant Eurodollar Loan;

          (ii) The first Interest Period for each Loan shall commence on the date such Loan is disbursed and each succeeding Interest Period for such Loan shall commence on the last day of the preceding Interest Period for such Loan;

          (iii) In the case of a Bid Rate Loan, if the last day of an Interest Period falls on a day that is not a Business Day, the Interest Period involved shall be extended to the next succeeding Business Day, and the next succeeding Interest Period shall be measured from the last day of the Interest Period as so adjusted;

          (iv) In the case of a Eurodollar Loan, if the last day of an Interest Period falls on a day that is not a Eurodollar Banking Day, the Interest Period involved shall be extended to the next following Eurodollar Banking Day unless as a result thereof it would fall into the next calendar month, in which case the end of the Eurodollar Interest Period shall be the preceding Eurodollar Banking Day, and in either case the next succeeding Eurodollar Interest Period shall be measured from the last day of the Interest Period as so adjusted;

          (v) If an Interest Period for a Eurodollar Loan commences on the last Eurodollar Banking Day of a calendar month, it shall end on the last Eurodollar Banking Day of a calendar month; and

          (vi) No Interest Period shall end on a day later than the Termination Date.

     "Investment Grade" means a Debt Rating by S&P of BBB- or better and Debt Rating by Moody's of Baa3 or better.

     "Lending Office" means with respect to any Bank as the context shall require, the branch office of such Bank designated as the Lending Office of such Bank in Exhibit D attached hereto and incorporated herein by reference; or any other branch office or affiliate of such Bank hereafter selected and notified to Borrower and Administrative Agent from time to time by such Bank; provided that
                                                                  --------
any Bank may from time to time by notice to Borrower and Administrative Agent designate separate Lending Offices for its Bid Rate Loans, its Eurodollar Loans and/or its Base Rate Loans, in which case any reference to the Lending Office of such Bank shall be deemed to refer to any or all of such offices, branches or affiliates as the context may require.

     "Letter Agreement" means that letter agreement among BAS, Administrative Agent and Borrower dated November 3, 1999 specifying Arrangers' and Administrative Agent's compensation for services hereunder as such letter agreement may from time to time be amended, restated, reissued or otherwise modified.

     "Leverage Ratio" means, as of the end of any fiscal quarter, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ended on such date.

     "Lien" means any trust deed, mortgage, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the lien of an attachment, judgment or execution, or any conditional sale or other title retention agreement, any capitalized lease, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, but excluding financing statements filed to give notice of leases in the ordinary course of business).

     "Loan" or "Loans" means the loans described in Section 2, any of which may be at any time Base Rate Loans, Eurodollar Loans or Bid Rate Loans.

     "Loan Request" means a notice given by Borrower pursuant to Section 2.3 or 2.4.

     "Majority Banks" means those Banks whose Commitments constitute at least 51% of the Total Commitment as such Total Commitment may be adjusted from time to time pursuant to the terms of this Agreement, or if the Commitments have terminated, those Banks holding at least 51% of the outstanding Loans (other than Bid Rate Loans).

     "Master Bid Rate Note" means a promissory note of Borrower payable to order of a Bank in substantially the form of Exhibit B hereto in favor of such Bank evidencing the indebtedness of the Borrower to such Bank resulting from a Bid Rate Loan made by such Bank.

     "Material Adverse Change" means (a) any adverse change which could reasonably be expected to materially impair Borrower's ability to timely and fully perform its obligations under this Agreement or (b) any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries, taken as a whole.

     "Moody's" means Moody's Investors Service, Inc.

     "Multi-Year Credit Agreement" means the Amended and Restated Revolving Credit Agreement (Multi-Year Facility) dated as of November 24, 1999 among Borrower, the banks named therein, Bank of America, as administrative agent, Morgan Guaranty Trust Company of New York, as syndication agent, and Citicorp USA, Inc. and The Chase Manhattan Bank, as documentation agents, as amended from time to time.

     "New Bank" or "New Banks" means additional lending institutions added as Banks in accordance with Section 11.18 hereof.

     "Normal Percentage" means, with respect to each Bank, the percentage under the heading "Normal Percentage" set forth opposite such Bank's name on Schedule 1 hereto, as such amount may be reduced or changed pursuant to Section 3.6 or
Section 11.11.

     "Note" means any promissory note delivered pursuant to Section 2.8 or any Master Bid Rate Note (collectively, the "Notes").

     "Notice of Assignment and Acceptance" means a Notice of Assignment and
      -----------------------------------
Acceptance substantially in the form of Exhibit J.
                                        ---------

     "Person" means any individual, firm, company, corporation, joint venture, joint-stock company, trust, unincorporated organization, Governmental Authority, or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

     "Plan" means any employee benefit pension plan which is subject to the provisions of Title IV of ERISA and which is maintained for employees of Borrower or any Subsidiary.

     "Principal Amount" means, when used with reference to any Loan, the amount requested in the Loan Request relating thereto and made available to Borrower by the Banks hereunder.

     "Principal Repayment Date" means, with respect to each Base Rate Loan, the Termination Date, and with respect to each Bid Rate Loan and each Eurodollar Loan, the last day of the Interest Period for such Loan.

     "Reference Banks" means Bank of America and Citibank, N.A.

     "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder excluding those events for which the 30-day notice requirement is waived, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

     "Restricted Subsidiaries" means each Subsidiary (i) having assets exceeding 10% of the Consolidated Tangible Net Worth of Borrower and its Subsidiaries on a consolidated basis or (ii) having operating revenues exceeding 10% of the operating revenues of Borrower and its Subsidiaries on a consolidated basis, in each case as shown on the financial statements dated as of June 30, 1999 and, thereafter, as shown on the audited consolidated financial statements of Borrower and its Subsidiaries as of the end of the fiscal year immediately preceding the date of determination; provided, however, that "Restricted
                                     --------  -------
Subsidiary" shall not include any Subsidiary which is a corporation created solely to purchase receivables from Borrower or any of its Subsidiaries, and which would not, in accordance with GAAP, be included in the consolidated financial statements of Borrower.

     "S&P" means Standard & Poor's Ratings Group.

     "Shareholders' Equity" means, as of any date of determination for Borrower and its Subsidiaries on a consolidated basis, shareholders' equity as of that date determined in accordance with GAAP.

     "Signing Date" means the date of this Agreement.

     "SPC" has the meaning specified in Section 11.11(c).

     "Subsidiaries" (individually a "Subsidiary") means those corporations or entities of which Borrower owns more than 50% of the voting securities. If Borrower, subject to the terms hereof, permits its ownership to fall to 50% or below of outstanding voting shares of any Subsidiary, such Subsidiary shall thereupon cease to be a Subsidiary for all purposes hereof.

     "Tax" and "Taxes" mean all taxes, levies, imposts, duties, fees or other charges of whatsoever nature however imposed by any country or any subdivision or authority of or in that country in any way connected with this Agreement or any instrument or agreement required hereunder, and all interest, penalties or similar liabilities with respect thereto, except such taxes as are imposed on or measured by any Bank's net income or capital and franchise taxes, by the country or any subdivision or authority of or in that country in which such Bank's principal office or actual Lending Office is located.

     "Termination Date" means November 22, 2000; provided, however, that, if any
                                                 --------
Bank has consented to an Extension Request in accordance with Section 2.13 with regard to the then existing Termination Date, then, subject to Section 2.13(b), the then existing Termination Date as to such Bank shall be automatically extended for 364 days from the then existing Termination Date; provided further, however, that, notwithstanding any
                           ----------------
other provisions of this Agreement to the contrary, the Termination Date shall occur upon the earlier termination in whole of the Commitments pursuant to
Section 3.5 or 9.1.

     "Total Commitment" means the aggregate amount of the Commitments.

     "Unmatured Event of Default" means an event which with the passage of time or the giving of notice, or both, would become an Event of Default.

     "Utilization Fee" means the amount (expressed in basis points per annum) set forth in the chart below opposite the Applicable Level then in effect:

================================================================================

       Applicable Level                                 Utilization Fee
================================================================================
           Level 1                                           12.5
--------------------------------------------------------------------------------
           Level 2                                           12.5
--------------------------------------------------------------------------------
           Level 3                                           12.5
--------------------------------------------------------------------------------
           Level 4                                           12.5
--------------------------------------------------------------------------------
           Level 5                                           25.0
--------------------------------------------------------------------------------
           Level 6                                           25.0
================================================================================

     "Voting Stock" means capital stock of Borrower having voting power under ordinary circumstances to elect directors of Borrower.

     "Withdrawal Liability" means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Borrower or any ERISA Affiliate made a complete withdrawal from all Plans and any increase in contributions pursuant to Section 4243 or ERISA.

                                   SECTION 2
                                   THE CREDIT

     2.1  The Commitments.  (a)  From time to time, during the Availability
          ---------------
Period, each Bank severally agrees to lend to Borrower in U. S. Dollars the amount set forth opposite such Bank's name on Schedule 1 hereto, subject to reduction of such amount at Borrower's option, pursuant to Sections 3.5 and 3.6 or otherwise pursuant to Section 2.1(c).

     (b) Except as provided in subsection 2.1(d), each Bank shall make available to Borrower Base Rate Loans and Eurodollar Loans up to the amount of such Bank's Commitment. In addition, each Bank may, but shall not be required under any circumstances whatsoever to, make available to Borrower Bid Rate Loans. Except as provided in subsection 2.1(c), the Commitment of any Bank making a Bid Rate Loan shall not be reduced by the amount of any such Loan or Loans made by such Bank or by any other Bank.

     (c) The Principal Amount of Bid Rate Loans made by any Bank may exceed such Bank's Commitment; provided, however, that the aggregate Principal Amount
                        --------  -------
of all Bid Rate Loans outstanding under this Agreement shall not exceed the Total Commitment. The Total Commitment shall be reduced by the Principal Amount of Bid Rate Loans outstanding so long as such Bid Rate Loans remain outstanding; and the Commitment of each Bank shall be reduced pro rata.

     (d) During any period of time when Bid Rate Loans are outstanding, additional Eurodollar Loans and Base Rate Loans requested by Borrower shall be allocated among the Banks in accordance with their Normal Percentage as set forth in Schedule 1 and without regard to any Bid Rate Loans such Bank may have outstanding to Borrower. In no event shall Eurodollar Loans, Base Rate Loans and Bid Rate Loans outstanding hereunder exceed the Total Commitment as adjusted from time to time pursuant to this Section 2.1.

     2.2  The Loans.  Each Loan shall be a Base Rate Loan, a Eurodollar Loan or
          ---------
a Bid Rate Loan and shall be in U. S. Dollars. Each Loan shall be in the minimum amount of $5,000,000 with any additional amounts in integral multiples of $1,000,000. This is a revolving credit, and Borrower may, during the Availability Period, reborrow amounts repaid or prepaid. No Loan nor any part of any Loan shall be repaid except at the times and in the manner expressly provided herein.

     2.3  Requests for Base Rate and Eurodollar Loans.  Each Base Rate Loan and
          -------------------------------------------
Eurodollar Loan shall be made upon irrevocable written or telephonic notice, confirmed promptly in writing, substantially in the form of Exhibit A-1 hereto, by Borrower to Administrative Agent received by Administrative Agent not later than 9:00 a.m. California time not less than three (3) Eurodollar Banking Days prior to the Borrowing Date (which must be a Eurodollar Banking Day) of a Eurodollar Loan and not later than 9:00 a.m. California time on the proposed Borrowing Date (which must be a Business Day) of a Base Rate Loan. Upon receipt of a request for a Base Rate Loan and Eurodollar Loan, Administrative Agent shall promptly notify the Banks of the amount, the Interest Period(s), if applicable, and the Borrowing Date requested by Borrower. After giving effect to any borrowing of Eurodollar Loans or any conversion or continuation of Eurodollar Loans, there shall not be more than 10 different Interest Periods for Eurodollar Loans and Bid Rate Loans in the aggregate at any time.

     2.4  Requests for Bid Rate Loans.  (a)  Each Bid Rate Loan shall be made
          ---------------------------
upon irrevocable written or telephonic notice, confirmed promptly in writing, substantially in the form of Exhibit A-2 hereto, by Borrower and must be received by Administrative Agent not later than 9:00 a.m. California time one Business Day prior to the Borrowing Date for such Loan, specifying the Borrowing Date (which must be a Business Day), the amount, and the Interest Period. In requesting a Bid Rate Loan, Borrower may specify up to a maximum of three alternative Interest Periods for the Bid Rate Loan. After giving effect to any borrowing of Bid Rate Loans, there shall not be more than 10 different Interest Periods for Bid Rate Loans and Eurodollar Loans in the aggregate at any one time.

     (b)  Upon receipt of a request for a Bid Rate Loan pursuant to paragraph
(a) above, Administrative Agent shall promptly notify the Banks of the amount, the Interest Period(s) and the Borrowing Date requested by Borrower. If Bank of America elects to advance a Bid Rate Loan it shall notify Borrower and Administrative Agent of the amount, the Interest Period(s) and the Bid Rate (with any fraction of a percentage expressed as a decimal to the nearest 1/10,000 of one percent) upon which Bank of America desires to advance such a Bid Rate Loan by 7:00 a.m. California time on such Borrowing Date. By 7:15 a.m. California time on the Borrowing Date, each other Bank shall notify Administrative Agent whether or not it will submit an offer in response to Borrower's request for a Bid Rate Loan and each Bank submitting an offer shall notify Administrative Agent of the amount, the Interest Period(s) and the Bid Rate (with any fraction of a percentage expressed as a decimal to the nearest 1/10,000 of one percent) upon which such Bank desires to advance a Bid Rate Loan. By 7:30 a.m. California time on the Borrowing Date Administrative Agent shall give notice to Borrower, of the amount, the Interest Period and the Bid Rate upon which each Bank desires to advance a Bid Rate Loan. Borrower shall, before 7:45 a.m. California time on such Borrowing Date, elect which of the offered Bid Rate Loans it desires to accept and notify Administrative Agent of each offer that is being accepted by Borrower. Such acceptance by Borrower shall be irrevocable. If Borrower accepts any of the offers for Bid Rate Loans, Borrower must accept offers strictly based upon pricing and no other criteria. If two or more Banks submit offers at identical pricing and Borrower accepts any of such offers but does not wish to borrow the total amount offered by such Banks, Borrower shall accept offers from all of such Banks on amounts allocated among them pro rata (in multiples of $1,000,000) according to the amounts offered by such Banks.

     (c) If Borrower accepts one or more of the offers made by any Bank or Banks pursuant to subsection (b) above, Administrative Agent shall, by 8:15 a.m. California time on such Borrowing Date, notify each Bank as to the identity of each Bank which is to make a Bid Rate Loan, the amount of the Loan to be made by each Bank, the Interest Period, and the Bid Rate applicable to each such Loan. Administrative Agent shall also notify each Bank by 8:15 a.m. California time on such Borrowing Date if Administrative Agent has either received no offers in response to Borrower's Loan Request for a Bid Rate Loan or if Borrower has elected not to accept any of the offers received.

     (d) Each Bank whose offer for a Bid Rate Loan has been accepted pursuant to Section 2.4(b) shall determine for itself whether the conditions precedent in
Section 5.2 have been or will be satisfied on the Borrowing Date. On or before 11:00 a.m. California time on the Borrowing Date, each such Bank's Lending Office will make available to Administrative Agent the principal amount of the Bid Rate Loan in immediately available funds and Administrative Agent shall promptly credit Borrower's account at Administrative Agent in immediately available funds.

     2.5  Interest and Principal on Base Rate Loans.  Subject to Section 2.11(f)
          -----------------------------------------
herein, the outstanding Principal Amount of each Base Rate Loan shall bear interest until payment is due in full (computed daily on the basis of a 365 or 366, as the case may be, day year and actual days elapsed) at the rate per annum equal to the Base Rate. Borrower shall pay interest on each Base Rate Loan on each Interest Payment Date for the interest accruing since the previous Interest Payment Date on such Base Rate Loan. Borrower shall repay in full the Principal Amount of each Base Rate Loan on the Termination Date or as provided in Section 2.10(c).

     2.6  Interest and Principal on Eurodollar Loans.  (a)  Subject to Section
          ------------------------------------------
2.11(f) herein, the outstanding Principal Amount of each Eurodollar Loan shall bear interest until payment is due in full (computed daily on the basis of a three hundred sixty (360) day year and actual days elapsed) at a rate per annum equal to the Eurodollar Rate plus the Applicable Amount; plus, at all times
                             ----                        ----
until such time as the principal amount of the Loans and the principal amount of the "Loans," as defined in the Multi-Year Credit Agreement, have been reduced to zero, and thereafter with respect to each day on which the aggregate amount of outstanding Loans plus the aggregate amount of outstanding "Loans", as defined in the Multi-Year Credit Agreement, exceeds 33% of the Aggregate Long-Term and Short-Term Commitments, the Utilization Fee (computed daily on the basis of a three hundred sixty (360) day year and actual days elapsed). Borrower shall pay interest and the Utilization Fee on each Eurodollar Loan on each Interest Payment Date for such Eurodollar Loan. Borrower shall repay in full the Principal Amount of each Eurodollar Loan on the last day of the Interest Period for such Eurodollar Loan or as provided in Section 2.10(c).

     (b) If any Reference Bank's Commitment shall terminate (otherwise than on termination of all the Commitments), or for any reason whatsoever the Reference Bank shall cease to be a Bank hereunder, that Reference Bank shall thereupon cease to be a Reference Bank, and the Eurodollar Rate shall be determined on the basis of the rates as notified by the remaining Reference Banks. Each Reference Bank shall use its best efforts to furnish quotations of rates to the Administrative Agent as contemplated hereby. If any of the Reference Banks shall be unable or otherwise fails to supply such rates to the Administrative Agent upon its request, the rate of interest shall be determined on the basis of the quotations of the remaining Reference Banks or Reference Bank.

     2.7  Interest and Principal on Bid Rate Loans.  Subject to Section 2.11(f)
          ----------------------------------------
herein, the outstanding principal amount of each Bid Rate Loan shall bear interest until payment is due in full (computed daily on the basis of a 360-day year and actual days elapsed) at a rate per annum equal to the Bid Rate. Borrower shall pay interest on each Bid Rate Loan on each Interest Payment Date for such Bid Rate Loan. Borrower shall repay in full the Principal Amount of each Bid Rate Loan on the last day of the Interest Period of such Bid Rate Loan.

     2.8  Loan Accounts.  Each Bank shall open and maintain on its books one or
          -------------
more loan accounts in Borrower's name. Each loan account shall show (without duplication) as debits thereto each Bank's portion of each Base Rate Loan and/or Eurodollar Loan and as credits thereto all Base Rate Loan and/or Eurodollar Loan payments received by such Bank for the account of such Bank and applied to principal so that the balance of the loan account(s) at all times reflect the principal amount due each Bank from Borrower as Base Rate Loans and Eurodollar Loans. All entries in said books shall be presumptive evidence of the making of each Base Rate Loan and Eurodollar Loan, the obligation of Borrower to repay each Base Rate Loan and Eurodollar Loan, and all payments received and disbursed by such Bank. Borrower agrees that if, in the opinion of any Bank, a promissory note or other evidence of debt is required or appropriate to reflect or enforce any Loans outstanding to or to be made by such Bank, then Borrower shall promptly execute and deliver to such Bank one or more promissory notes payable to such Bank to evidence the Loans outstanding to such Bank under this Agreement from time to time, together with such documents as such Bank may reasonably request to evidence the due authorization, execution, delivery and enforceability of such notes. If any notes are issued hereunder, Administrative Agent and Borrower may treat the payee of that note as the owner of such note for all purposes.

     2.9  Master Bid Rate Notes.  Borrower shall execute a Master Bid Rate Note
          ---------------------
in the form of Exhibit B hereto in favor of each Bank. The Master Bid Rate Note of each Bank shall evidence the outstanding principal amount of Bid Rate Loans made by such Bank, and shall be dated the first day of the Availability Period. Each Bank is authorized to indicate upon the grid attached to its Master Bid Rate Note the principal amount, interest rate and Interest Period of each Bid Rate Loan and all payments of principal and interest thereon. Such notations shall be presumptively correct as to the aggregate unpaid principal amount of the Bid Rate Loan made by such Bank, and interest due thereon, but the failure by such Bank to make such notations shall not affect the obligations of Borrower hereunder or under the Master Bid Rate Notes.

     2.10 Conversion of Loans Between Eurodollar Loans and Base Rate Loans and
          --------------------------------------------------------------------
Conversion of Interest Periods of Eurodollar Loans.  (a)  On any Eurodollar
--------------------------------------------------
Banking Day Borrower may convert on a pro rata basis among the Banks any outstanding Base Rate Loans or Eurodollar Loans (but not Bid Rate Loans) into any other type of Loan available to Borrower hereunder (but not to a Bid Rate
Loan), or Borrower may change the Interest Period of any Eurodollar Loan to another Interest Period available under this Agreement, subject to the following limitations:

          (i) No conversion of any Eurodollar Loan into any other Loan and no conversion of the Interest Period of any Eurodollar Loan may be made except on the last day of an Interest Period with respect thereto; and

          (ii) Any conversion shall be preceded by an irrevocable written or telephonic notice from Borrower that it elects such conversion, which notice shall be received by Administrative Agent at least three (3) Eurodollar Banking Days prior to the date requested for such conversion from or into a Eurodollar Loan or conversion of the Interest Period of a Eurodollar Loan.

     (b) Banks shall not be obligated to make or continue any Eurodollar Loan when any Event of Default has occurred and is continuing, but any outstanding Eurodollar Loan shall be automatically converted to a Base Rate Loan on the last day of the Interest Period for which a Eurodollar Rate was determined by Administrative Agent following occurrence of such Event of Default, and, unless
Section 2.11(f) is applicable, Borrower shall be obligated to pay interest at the Base Rate from the date any Loan is so converted until such Loan is repaid in full regardless of the date when Administrative Agent obtains knowledge of such Event of Default.

     (c) Each conversion of a Loan into a Base Rate Loan or a Eurodollar Loan, as the case may be, shall be effected by each Bank, on behalf of Borrower, as applicable, by making a simultaneous payment of the relevant Eurodollar Loan, or Base Rate Loan, as the case may be, from the proceeds of the new Loans, procedures with respect thereto to be governed by the provisions of Section 2.3, except that disbursement shall be made by means of such payment rather than directly to Borrower to the extent applicable with respect to each Bank.

     (d) If upon the expiration of any Interest Period applicable to Eurodollar Loans, Borrower has failed to select a new Interest Period to be applicable thereto, or if any Event of Default or Unmatured Event of Default shall then exist, Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

     2.11 Disbursements and Payments.  (a)  Each Base Rate Loan and Eurodollar
          --------------------------
Loan shall be made on a pro rata basis by Banks, and each Bank's portion of each Loan shall be determined by application of its Normal Percentage. Each Bid Rate Loan shall be made entirely by the Bank whose offer was accepted by Borrower pursuant to Section 2.4. Each Bank's interest in each Loan and each payment to such Bank under this Agreement shall be for the account of such Bank's Lending Office.

     (b) Each Loan and each payment of principal, interest and other sums under this Agreement shall be made in immediately available funds (or such other funds as Administrative Agent may require) at Bank of America's Agency Administrative Services-West, 1850 Gateway Blvd., Concord, California 94520, ABA #111000012, Acct No. 3750836479, Ref: Hughes Electronics Corporation or such other office designated by Administrative Agent from time to time.

     (c) Each Bank agrees it will make the funds which it is to advance hereunder available to Bank of America's Agency Administrative Services-West, 1850 Gateway Blvd., Concord, California 94520, ABA #111000012, Acct No. 3750836479, Ref: Hughes Electronics Corporation or such other office designated by Administrative Agent from time to time not later than 11:00 a.m. California time on the Borrowing Date, and Administrative Agent will thereupon promptly advance to Borrower the amount so received from Banks.

     (d) Payment of all sums under this Agreement shall be made by Borrower to Administrative Agent, and the latter shall promptly distribute to each Bank its share of such payments. Each payment by Borrower shall be made without setoff or counterclaim and not later than 11:00 a.m. California time on the day such payment is due. All sums received after such time shall be deemed received on the next Business Day.

     (e) If Administrative Agent makes available to Borrower an amount due from any Bank which such Bank fails to make available to Administrative Agent, or if Administrative Agent makes available to any Bank an amount due from Borrower which Borrower fails to make available to Administrative Agent, Borrower or such Bank, as the case may be, shall, on demand, refund such amount to Administrative Agent, together with interest thereon for the period during which such amount was available to Borrower or such Bank, as the case may be, at the Federal Funds Rate.

     (f) Any sum of principal or interest payable by Borrower hereunder if not paid when due shall bear interest (payable on demand) from its due date until payment in full (computed daily on the basis of a 365 or 366, as the case may be, day year and actual days elapsed) at a rate per annum equal to the Default Rate.

     2.12 Facility Fee.  Borrower shall pay Administrative Agent for the account
          ------------
of the Banks, a facility fee at the rate per annum equal to the Applicable Amount therefor on the Total Commitment (without regard to the amount of Loans outstanding at any time hereunder and without giving effect to any reduction pursuant to Section 2.1(c)) during the Availability Period; provided, however, following any reduction in the Total Commitment pursuant to Section 3.5 or 3.6 (but not a reduction pursuant to Section 2.1(c)) the computation of the facility fee shall be based upon such reduced Total Commitment as of the effective date of such reduction. The facility fee shall be computed on a calendar quarter basis. The facility fee shall be calculated on the basis of a 360-day year and actual days elapsed, which results in a higher fee than if a 365/366-day year were used, and shall be payable on the 10th day of each January, April, July and October (for the facility fee accrued during the previous calendar quarter) and on the Termination Date.

     2.13 Extension of Termination Date. (a) The Borrower may, no earlier than
          -----------------------------
60 days and not later than 45 days prior to the then effective Termination Date (as it may be extended from time to time pursuant hereto), request in writing that the Termination Date be extended for an additional 364 days by sending to the Administrative Agent, which will promptly then provide a copy to each Bank, an Extension Request. After Borrower's request, each Bank may, in its sole discretion, consent or not consent to such extension by giving written notice thereof to the Administrative Agent no later than 21 days after its receipt of such Extension Request. Each Bank's annual decision as to whether to extend the Termination Date shall be based, in part, on a new credit analysis utilizing then current information in respect of Borrower's business, financial condition and operations and other information furnished by Borrower. Failure of any Bank to respond within such 21 day period shall be deemed to be a refusal of such request by such Bank. The Administrative Agent shall promptly notify each Bank and Borrower of any Bank's decision to reject the proposed extension.

     (b) If, in accordance with the provisions of this Section 2.13, a Bank consents to the extension of the Termination Date, the Termination Date for such Bank shall be extended for 364 days from the then current Termination Date, without any further action by Borrower or such Bank; provided that no such
                                                     --------
extension shall be effective unless the Commitments of Banks agreeing to so extend the Termination Date plus the Commitments of any New Banks which have agreed to become party to this Agreement pursuant to Section 11.18 constitute at least 50% of the Total Commitment existing on the date hereof.

     (c) If any Bank does not consent to a request for an extension of the Termination Date, or is deemed not to have consented to the requested extension, and the Termination Date has been extended for the other Bank(s): (i) the Borrower may, prior to the end of the non-extended Termination Date, terminate such Bank's Commitment under this Agreement upon payment in full of principal and interest on all Loans made by such Bank together with such other sums, if any, that may be due by reason of such prepayment and any fees owing to such Bank and, in connection with such termination, the Borrower may replace such non-consenting Bank with a New Bank or increase the Commitment of an existing Bank, in each case pursuant to Section 11.18; and (ii) if the Borrower has not previously terminated such non-consenting Bank's Commitment under this Credit Agreement and paid principal and interest on the Loans held by such non-consenting Bank and other amounts due to such non-consenting Bank as provided above, then such principal and interest and other amounts due to such non-consenting

Bank shall be due and payable on the non-extended Termination Date and the Termination Date shall not be extended insofar as such non-consenting Bank is concerned.

                                   SECTION 3
                        PAYMENT OF COSTS AND REDUCTION
                               OF THE COMMITMENT

     3.1  Indemnification Upon Failure to Pay Eurodollar Loan or Bid Rate Loan.
          --------------------------------------------------------------------
If Borrower makes any payment of principal with respect to any Eurodollar Loan or Bid Rate Loan on a day other than the last day of the then current Interest Period applicable to such Loan (including without limitation any payment upon reduction of the Commitments) or fails to borrow, continue, convert, pay or prepay its Eurodollar Loan or Bid Rate Loan on a date designated to Administrative Agent in a notice pursuant to this Agreement (if such failure does not result from the application of Sections 4.1 or 4.2), Borrower shall reimburse each Bank within 15 days after receipt of written demand for any loss incurred by it as a result of the timing of such payment or non-borrowing not reflected in the Eurodollar Rate or the Bid Rate, including without limitation any loss incurred in liquidating or employing deposits from third parties and loss of profit for the period after such payment or non-borrowing. A certificate of such Bank setting forth the amounts reasonably necessary so to reimburse it in respect of any loss shall be conclusive and binding absent manifest error.

     3.2  Increased Costs.  (a) If after the date hereof, any applicable law,
          ---------------
rule or regulation or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Bank (or its Lending Office) with any request or directive of any such authority, central bank or comparable agency, whether or not having the force of law, shall impose, modify or deem applicable:

          (i) any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, compulsory loan or similar requirements against assets, commitments or deposits or other liabilities with, of or for the account of, or credit extended by, or any acquisition of funds by or for the account of any Bank or its Lending Office or the London interbank market or any other condition affecting its obligations to make the Loans to Borrower hereunder;

          (ii) any capital or similar requirements against (or against any class of or change in or the amount of) assets or liabilities of, or commitments or extensions of credit by, such Bank;

each Bank which is so affected shall give prompt notice to Borrower describing such reserves or requirements at least four Business Days prior to the date such Bank will begin to implement such additional charges with respect to Borrower. If the result of any of the foregoing is to increase the cost or reduce the profit to such Bank (or its Lending Office) under this Agreement by an amount deemed by such Bank to be material, then, within 15 days after written demand by such Bank, Borrower will pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost incurred or reduction in profit suffered by such Bank. Such Bank will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Bank in the sole discretion of such Bank. A certificate of such Bank setting forth the basis for determining such additional amount or amounts necessary to compensate the Bank shall be conclusive in the absence of manifest error.

     (b) Without limiting the effect of the foregoing (but without duplication), upon any Bank's prior written request, Borrower shall pay to such Bank on the last day of each Interest Period, so long as such Bank may be required to maintain reserves against "eurocurrency liabilities" under Regulation D (as at any time amended) of the Board of Governors of the Federal Reserve System, as additional interest on the unpaid principal amount of each Eurodollar Loan by such Bank outstanding during such Interest Period, an additional amount (determined by such Bank and notified to Borrower in writing) up to but not exceeding such amount as would, together with payments of interest on such Eurodollar Loan for such Interest Period, result in the receipt by such Bank of total interest on such Eurodollar Loan, for such Interest Period at a rate determined by such Bank to be equal to the sum of:

          (i) the Eurodollar Rate divided by a sum equal to (a) 1 minus (b) the rate (expressed as a decimal) of such reserves required by Regulation D, plus

          (ii)   the Applicable Amount for Eurodollar Loans.

     In determining the additional amount payable for an Interest Period pursuant to this Section, such Bank shall take into account any transitional adjustment or phase-in provisions of such reserve requirements applicable during such Interest Period, which would reduce the reserve requirement otherwise applicable to eurocurrency liabilities during such Interest Period; provided, however, each Bank in its sole discretion may determine the allocation of reserve requirements to its Eurodollar Loans. Each such determination made by such Bank, and each such notification by such Bank to Borrower under this Section, shall be conclusive as to the matters set forth therein in the absence of manifest error.

     3.3  Taxes.  All payments or reimbursements under this Agreement and any
          -----
instrument or agreement required hereunder shall be made without setoff or counterclaim and free and clear of and without deduction for any and all present and future Taxes. Borrower agrees to cause all such Taxes to be paid on behalf of any Bank or Administrative Agent directly to the appropriate Governmental Authority. If Borrower is legally prohibited from complying with this subsection, payments due to such Bank or Administrative Agent under this Agreement and any instrument or agreement required hereunder shall be increased so that, after provisions for Taxes and all Taxes on such increase, the amounts received by such Bank or Administrative Agent will be equal to the amounts required under this Agreement and any instrument or agreement required hereunder as if no Taxes were due on such payments. Borrower shall indemnify each Bank and Administrative Agent for the full amount of Taxes payable by such Bank or Administrative Agent and any liabilities (including penalties, interest and expenses) arising from such Taxes within 30 days from any written demand by such Bank. Borrower shall provide evidence that all applicable Taxes have been paid to the appropriate taxing authorities by delivering to Administrative Agent official tax receipts or notarized copies or other evidence thereof satisfactory to Administrative Agent, within 90 days after the due date for such Tax payment. Such Bank will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such payment or reimbursement and will not be otherwise disadvantageous to such Bank in the sole discretion of such Bank.

     3.4  Prepayment.  Upon the irrevocable written notice of Borrower received
          ----------
by Administrative Agent by 11:00 a.m. California time at least one Business Day prior to the prepayment of a Base Rate Loan and at least five Eurodollar Banking Days prior to the prepayment of a Eurodollar Loan, Borrower may prepay any Eurodollar Loan or Base Rate Loan; but such prepayment shall be in an amount of at least $5,000,000 or multiple integrals of $1,000,000 in excess thereof. The notice of prepayment shall specify the date of the prepayment, the amount of the prepayment and the Loan to be prepaid. Each such prepayment shall be made on the date specified and, in the case of a prepayment of any Eurodollar Loan shall be accompanied by the payment of accrued interest on the amount prepaid.
Subject to compliance with the foregoing procedures, Base Rate Loans may be prepaid at any time without cost or penalty of any kind. If Borrower elects to prepay a Eurodollar Loan, Borrower shall, on demand by each Bank, pay such Bank the amount (if any) by which (a) the additional interest which would have been payable on the amount prepaid on such Bank's portion of such Loan had it not been paid until the last day of the Interest Period of such Loan exceeds (b) the interest which would have been recoverable by such Bank by placing such prepaid amount on deposit in the offshore Dollar interbank markets for a period starting on the date on which it was prepaid and ending on the last day of the Interest Period for such Loan. Bid Rate Loans may not be prepaid.

     3.5  Pro Rata Reduction of Commitments by Borrower.  Borrower may, upon
          ---------------------------------------------
five Business Days' prior written notice (which notice shall be irrevocable) to Banks through Administrative Agent, reduce the Total Commitment on a pro rata basis among the Banks. Such a reduction shall be in an amount of at least $5,000,000 or multiple integrals of $1,000,000 in excess thereof. Borrower shall, on the effective date of each such reduction, repay to each Bank through Administrative Agent that portion of each Loan which exceeds the amount of each Bank's Commitment as reduced, together with accrued interest on the amount paid and accrued facility fees subject to such reduction. After the effective date of each reduction, the Banks' obligations under this Agreement shall be based on the reduced Commitments.

     3.6  Reduction of One Bank's Commitment by Borrower.  If the amount of any
          ----------------------------------------------
payment to be made to or for the account of any Bank is increased under Section
3.3 or any Bank makes a claim under Section 3.2, then:

     (a) Borrower may, within 60 days after the notice thereof and by not less than five Business Days' written notice to Administrative Agent, cancel such Bank's Commitment, whereupon such Bank shall cease to be obligated to participate in further Loans hereunder and its Commitment shall be reduced to the amount of its outstanding Loans until such Loans are repaid by Borrower either on the Principal Repayment Date for such Loans or pursuant to Section 3.6(b), at which time such Bank's Commitment shall be reduced to zero;

     (b) if Borrower cancels such Bank's Commitment pursuant to clause (a) above and if Borrower so elects by written notice to Administrative Agent given at the same time as the notice referred to in clause (a) above, Borrower shall prepay such Bank's portion of each outstanding Loan together with any accrued interest thereon plus all costs and expenses (including break and funding costs in connection with the relending, reborrowing, funding or other employing of funds) incurred by such Bank as a result of such cancellation or prepayment on a date other than the Principal Repayment Date for such Loan; and

     (c) Borrower shall repay all Bid Rate Loans from such Bank on the Principal Repayment Date for such Loans and shall not request any additional Bid Rate Loans from such Bank.

     3.7  Notice of Reductions.  Each notice of reduction or prepayment given
          --------------------
pursuant to Section 3.4, 3.5 or 3.6 shall be irrevocable, shall specify the date upon which such reduction or prepayment is to be made and, in the case of a notice of prepayment, shall obligate Borrower to make such prepayment on such date. Borrower may not give a notice of reduction of a part of the Commitment pursuant to Section 3.6 at any time prior to the date so specified in any previous such notice.

     3.8  Designation of Replacement Bank.  If the Commitment of any Bank is
          -------------------------------
cancelled by Borrower pursuant to Section 3.6 or if any Bank terminates its Commitment with respect to Eurodollar Loans pursuant to Section 4.2, Borrower, with the consent of Administrative Agent, may designate an Eligible Assignee (or, if it deems appropriate, more than one Eligible Assignee) acceptable to Administrative Agent to act as a Bank hereunder and upon execution of a written agreement in form satisfactory to Administrative Agent by such Eligible Assignee in which it agrees to abide by all of the terms, conditions and obligations applicable to a Bank herein and to have a Commitment as specified in such agreement, such Eligible Assignee shall be deemed a Bank hereunder to the same extent as if it were a signatory hereto and, thereafter, such Eligible Assignee shall for all purposes be considered a "Bank" hereunder.

     3.9  Effect of Reduction of Commitment.  If, at any time:
          ---------------------------------

     (a) the Commitment of any Bank is reduced to zero in accordance with the terms of this Agreement;

     (b) all indebtedness and other amounts owed to such Bank by Borrower hereunder or in connection herewith have been satisfied in full; and

     (c) such Bank is under no further actual or contingent obligation hereunder,

then such Bank shall cease to be a party hereto and a Bank for the purposes hereof; provided, however, that the obligations of Borrower under Sections 3.1,
        --------  -------
3.2, 3.3, 11.14, 11.15 and 11.16 shall survive the cancellation of the Commitment and the termination of this Agreement.

     3.10 Accrued Fees.  On the date of the cancellation of any portion of the
          ------------
Total Commitment in accordance with Section 3.5 or of any Bank's Commitment under Section 3.6, all accrued facility fees for such portion of the Total Commitment or of such Bank's Commitment shall be paid in full by Borrower.

     3.11 Survival.  The agreements and obligations of Borrower in this Section
          --------
3 shall survive the termination of this Agreement.

                                   SECTION 4
                    CHANGE IN CIRCUMSTANCES AFFECTING LOANS

     4.1  Inability to Determine Eurodollar Rate.  If any Reference Bank
          --------------------------------------
determines (which determination shall be made in good faith and shall be conclusive and binding upon Borrower) that (a) by reason of circumstances then affecting the Eurodollar interbank market, adequate and reasonable means do not or will not exist for ascertaining the interest rate applicable to any Eurodollar Loans, or (b) Dollar deposits in the relevant amounts and for the relevant Interest Period are not available to the Banks in the Eurodollar interbank market, then it shall notify the Administrative Agent who shall forthwith give written notice of such determination to Borrower and each Bank at least one Business Day prior to the first day of any Interest Period so affected; whereupon, until Administrative Agent shall notify Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Eurodollar Loans shall be suspended and (ii) Borrower shall repay in full, without premium or penalty, the then outstanding principal amount of the Eurodollar Loans, together with accrued interest thereon, on the last day of the then current Interest Period pursuant to the next sentence. Unless Borrower notifies Administrative Agent to the contrary within one Business Day after receiving a notice from Administrative Agent pursuant to this Section, Borrower shall, concurrently with prepaying the Eurodollar Loans pursuant to this Section, be deemed automatically without any further notice to Administrative Agent or the Banks to have requested and received Base Rate Loans in an equal principal amount from the Banks, the proceeds of which are deemed to have been used to repay the other Loans.

     4.2  Illegality.  If, after the Effective Date, the introduction of or any
          ----------
change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority shall make it unlawful or impossible for such Bank (or its Lending Office) to make, maintain or fund its Eurodollar Loans, such Bank shall forthwith give written notice thereof to Administrative Agent and to Borrower. Before giving any notice pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not be otherwise disadvantageous to such Bank in the sole judgment of such Bank. Upon receipt of such notice (a) if such Bank has received a request with respect to Eurodollar Loans and has not yet made such Loan, a Base Rate Loan shall be deemed to have been designated without any further notice; (b) all Loans which would otherwise be made by such Bank as Eurodollar Loans shall be made instead as Base Rate Loans; and (c) Borrower shall prepay in full, without premium or penalty, the then outstanding principal amount of such Bank's Eurodollar Loans, together with accrued interest, on either (i) the last day of the then-current Interest Period if such Bank may lawfully continue to fund and maintain such Eurodollar Loans, to such day or
(ii) immediately if such Bank may not lawfully continue to fund and maintain such Eurodollar Loans to such day together with an amount, if any, calculated as set forth in the last sentence of Section 3.4. Concurrently with prepaying each such Eurodollar Loan Borrower shall borrow a Base Rate Loan from such Bank in an amount equal to the principal amount of such Bank's Eurodollar Loans, the proceeds of which are deemed to have been used to repay such Bank's Eurodollar Loans. If circumstances subsequently change so that such Bank is not further affected, and no Eligible Assignee has been appointed pursuant to Section 3.8, such Bank shall so notify Borrower and Administrative Agent and such Bank's obligation to make and continue Eurodollar Loans shall be reinstated upon written request of Borrower.

                                   SECTION 5
                             CONDITIONS PRECEDENT

     5.1  Conditions Precedent to Signing Date.  The occurrence of the Signing
          ------------------------------------
Date is subject to the condition that on the Signing Date this Agreement, duly executed and delivered by the parties hereto, shall have been delivered to Administrative Agent with counterparts for each Bank and in form and substance satisfactory to Banks.

     5.2  Conditions Precedent to Effective Date.  The obligation of Banks to
          --------------------------------------
make the initial Loans hereunder is subject to the condition that on the Effective Date there shall have been delivered to the Administrative Agent with counterparts for each Bank:

     (a) Notes, if any, requested by any Bank pursuant to Section 2.8 prior to the Effective Date, duly executed and delivered by the Borrower.

     (b) The favorable written opinions, dated the Effective Date, of the General Counsel or Assistant General Counsel of Borrower in the form set out in Exhibit F.

     (c) Certificate of the Secretary or an Assistant Secretary of Borrower dated the Effective Date as to (i) the Certificate of Incorporation and the By-laws of Borrower, (ii) the resolution of the Board of Directors of Borrower or its Executive Committee in connection with this Agreement, and (iii) the incumbency and signatures of the person authorized to execute and deliver this Agreement and any other instrument, document or other agreement required hereunder on the Effective Date.

     (d) A certificate, which shall be true and correct, signed by a vice president of Borrower dated the Effective Date certifying: (i) that since June 30, 1999, there has been no Material Adverse Change; (ii) that the representations and warranties contained in this Agreement are true and correct in all material respects; (iii) that no event has occurred and is continuing or would result from the making of a Loan which constitutes or would constitute an Event of Default or an Unmatured Event of Default; and (iv) the Debt Ratings as of the Effective Date.

     (e) Certificate of Good Standing in relation to Borrower issued by the Secretary of the State of Delaware, dated not more than one month prior to the Effective Date.

     (f) Evidence satisfactory to Administrative Agent that all obligations of Borrower outstanding under the Existing Agreement have been repaid in full and all commitments thereunder have been terminated, and the Multi-Year Credit Agreement is effective in accordance with its terms.

     (g) A copy of press releases or other evidence of Borrower's Debt Ratings from both S&P and Moody's.

     (h) The Master Bid Rate Notes, as referred to in Section 2.9, duly executed by Borrower, shall have been delivered by Borrower to Administrative Agent.

     (i) The Administrative Agent shall have received all fees payable to it and/or the Banks on the Effective Date under the Letter Agreement.

     (j) Unless waived by Administrative Agent, Borrower shall have paid all Attorney Costs of Administrative Agent to the extent invoiced prior to or on the Closing Date, including such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent).

     5.3  Conditions Precedent to Loans.  The obligation of Banks to disburse
          -----------------------------
each Loan (including the first Loan) is subject to the following conditions and by communicating a Loan Request Borrower is deemed to certify that: (a) Borrower's representations and warranties (excluding Section 6.6) contained in this Agreement and any other documents delivered pursuant hereto are true and correct in all material respects on the date of such Loan Request; (b) the financial statements delivered to Administrative Agent by Borrower pursuant to
Section 7.5 on the date most nearly preceding the Loan Request present fairly the financial position and results of operations and changes in financial position of Borrower and its consolidated Subsidiaries as at the end of, and for the fiscal period to which such statements relate, (subject, in the case of unaudited financial statements to year end adjustments); and (c) no Event of Default or Unmatured Event of Default has occurred and is continuing except such Events of Default or Unmatured Events of Default as have been expressly waived by or on behalf of the Banks.

                                   SECTION 6
                        REPRESENTATIONS AND WARRANTIES

     6.   Borrower represents and warrants that as of the Effective Date:

     6.1  Authority of Borrower.  Borrower (a) is a corporation duly organized
          ---------------------
and existing under the laws of the State of Delaware, with its principal place of business in Los Angeles County, California, (b) has the corporate power to own its property and carry on its business as now being conducted, (c) is duly qualified and authorized to do business, and is in good standing in every state, country or other jurisdiction where the failure to be so qualified, authorized and in good standing would have a material adverse effect on Borrower, (d) has full power and authority to borrow the sums provided for in this Agreement, to execute, deliver and perform this Agreement and any instrument or agreement required hereunder, and to perform and observe the terms and provisions hereof and thereof, (e) has taken all corporate action on the part of Borrower, its directors or stockholders, necessary for the authorization, execution, delivery and performance of this Agreement, and any instrument or agreement required hereunder on the date hereof, (f) requires no consent or approval of any trustee or holder of any indebtedness or obligation of Borrower to enter into, deliver or perform its obligations under this Agreement and the Notes, and (g) requires no consent, permission, authorization, order or license of any Governmental Authority in connection with the execution and delivery and performance of this Agreement and any instrument or agreement required hereunder, or any transaction contemplated hereby, except as may have been obtained and certified copies of which have been delivered to Banks through Administrative Agent.

     6.2  Binding Obligations.  This Agreement is the legal, valid and binding
          -------------------
obligation of Borrower, enforceable against it in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly valid, binding and enforceable.

     6.3  Incorporation of Restricted Subsidiaries.  Each Restricted Subsidiary
          ----------------------------------------
of Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and, to the best of Borrower's knowledge, is duly licensed or qualified as a foreign corporation in all jurisdictions where the failure to be so qualified, authorized and in good standing would have a material adverse effect on Borrower and its Restricted Subsidiaries taken as a whole.

     6.4  No Contravention.  There is no charter, by-law, or capital stock
          ----------------
provision of Borrower and no provision of any indenture or material agreement, written or oral, to which Borrower is a party or under which Borrower is obligated, nor is there any statute, rule or regulation, or any judgment, decree or order of any court or agency binding on Borrower which would be contravened by the execution, delivery and performance of this Agreement, or any instrument or agreement required hereunder, or by the performance of any provision, condition, covenant or other term hereof or thereof.

     6.5  Notices.  Except as previously disclosed in writing to Administrative
          -------
Agent, no event has occurred which, to the best of its knowledge, would require Borrower to notify Administrative Agent and the Banks pursuant to Section 7.3 hereof.

     6.6  Financial Statements.  The audited consolidated financial statements
          --------------------
dated December 31, 1998 and the unaudited consolidated financial statements for the six months ended June 30, 1999 furnished by Borrower to the Administrative Agent and Banks, present fairly the financial position and results of operation and changes in financial position of Borrower and its consolidated Subsidiaries as at the end of, and for the fiscal periods to which such statements relate, and such financial statements were prepared in accordance with GAAP. Since June 30, 1999, there has been no Material Adverse Change. The Borrower and its Subsidiaries did not have any contingent obligations, liabilities for taxes or other outstanding financial obligations at June 30, 1999 which are material in the aggregate for Borrower and its Subsidiaries, taken as a whole, except as disclosed in such unaudited consolidated financial statements.

     6.7  ERISA.  Based upon ERISA and the regulations and published
          -----
interpretations thereunder, the Plans of Borrower and its Subsidiaries and, to the knowledge of Borrower, the Plans of any other ERISA Affiliates, are in material and substantial compliance in all material respects with the applicable provisions of ERISA and Borrower and its Subsidiaries are in compliance with such Plans in all material respects. No Reportable Event which has or could be reasonably be expected to result in termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such Plan has occurred and is continuing with respect to any Plan.

     6.8  Regulation U; Investment Company Act.  Borrower is not engaged
          ------------------------------------
principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of

Governors of the Federal Reserve System; and neither Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940.

     6.9  Taxes.  Borrower has filed all federal and state tax returns which to
          -----
the knowledge of the financial officers of Borrower are required to have been filed, and has paid prior to delinquency all taxes that have become due pursuant to said returns or pursuant to any assessment, except as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided on the books of Borrower in accordance with GAAP.

     6.10 Insurance.  Borrower and its Restricted Subsidiaries maintain
          ---------
insurance with responsible insurance companies, in such amounts and against such risks as is customarily carried by owners of similar businesses and property, including protection against loss of use and occupancy, to the extent such insurance is reasonably available at commercially reasonable rates, and it will furnish Administrative Agent, upon written request, with full information as to the insurance carrier; provided, however, that Borrower and its Restricted
                       --------  -------
Subsidiaries may self insure to the extent they deem prudent.

     6.11 Liens.  The properties and assets of Borrower and its Restricted
          -----
Subsidiaries, real, personal and mixed, are not subject to any Liens, except for Liens permitted by this Agreement.

     6.12 Litigation.  Except as disclosed in writing to the Banks prior to the
          ----------
Signing Date, no litigation, investigation or proceeding of or before an arbitrator or Governmental Authority is pending or, to the knowledge of Borrower after due and diligent investigation, threatened by or against Borrower or any of its Subsidiaries or against any of their properties or revenues which could reasonably be expected to cause a Material Adverse Change.

     6.13 Environmental Compliance.  Borrower and its Subsidiaries each conduct
          ------------------------
in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.

     6.14 Year 2000.  Borrower has (a) completed a review and assessment of all
          ---------
areas within its and each of its Subsidiaries' business and operations (including those affected by customers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications and devices containing imbedded computer chips used by Borrower or any of its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (b) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (c) to date, implemented that plan in accordance with that timetable. Based on the foregoing, Borrower believes that all computer applications and devices containing imbedded computer chips that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 compliant"), except to the extent that a failure to do so could not reasonably be expected to cause a Material Adverse Change.

     6.15 Disclosure.  No written statement (or oral statement made by senior
          ----------
executives of Borrower at the bank meeting held on November 3, 1999, it being understood that any projections contained in such statements are not to be viewed as facts but were based on good faith estimates and assumptions believed by Borrower to be reasonable), written information, report, representation, or warranty made by Borrower in this Agreement or furnished to Administrative Agent or any Bank in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

                                   SECTION 7
                       AFFIRMATIVE COVENANTS OF BORROWER

     Borrower covenants and agrees that so long as the credit hereby granted shall remain available in whole or in part or until the full and final payment of all indebtedness incurred hereunder, unless Majority Banks waive compliance in writing:

     7.1  Use of Proceeds of Loans.  It will use the proceeds of the Loans made
          ------------------------
by Banks to Borrower hereunder for the repayment of Commercial Paper or other indebtedness of Borrower existing as of the Effective Date and for its general working capital requirements, including acquisition and improvement of plant, property and equipment and acquisitions, and other lawful corporate purposes.

     7.2  Management of Business.  It will manage its business and conduct its
          ----------------------
affairs such that the representations and warranties contained in Sections 6.1 through 6.3, 6.7 through 6.9 and 6.13 and 6.14 remain true and correct at all times during the Availability Period.

     7.3  Notice of Certain Events.  It will, and it will cause each of its
          ------------------------
Restricted Subsidiaries to, give prompt written notice to Administrative Agent (who shall promptly notify the Banks) of:

     (a) all Events of Default or Unmatured Events of Default under any of the terms or provisions of this Agreement;

     (b) any event of default under any other agreement, contract, indenture, document or instrument entered, or which may be entered, into by it that could, if settled unfavorably, result in a Material Adverse Change;

     (c)  all material changes in senior management publicly announced;

     (d) all litigation, arbitration or administrative proceedings involving Borrower or any of its Subsidiaries which could in the reasonable opinion of Borrower be expected to result in a Material Adverse Change;

     (e) any other matter which has resulted in, or might in the reasonable opinion of Borrower result in, a Material Adverse Change;

     (f) concurrently with the public announcement thereof, any proposed Merger or Disposition affecting any Restricted Subsidiary;

     (g)  any change in any Debt Rating by S&P or Moody's; and

     (h) promptly upon any discovery or determination that any computer application that is material to Borrower's or any of its Subsidiaries' business and operations will not be Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to cause a Material Adverse Change.

     7.4  Records.  It will, and it will cause each of its Restricted
          -------
Subsidiaries to, keep and maintain full and accurate accounts and records of its operations according to GAAP and will permit Administrative Agent, and its designated officers, employees, agents, and representatives, to have access thereto and to make examination thereof at all reasonable times, to make audits, and to inspect and otherwise check its properties, real, personal and mixed; provided, however, that such examination and access shall be in compliance with
--------  -------
security and confidentiality requirements of all Governmental Authorities and, subject to Section 11.16, Borrower's corporate policies.

     7.5  Information Furnished.  It will furnish to Banks and Administrative
          ---------------------
Agent:

     (a) Within 60 days after the close of each quarter, except for the last quarter of each fiscal year, its consolidated balance sheet as of the close of such quarter and its consolidated profit and loss statement and cash flow statement for that quarter and for that portion of the fiscal year ending with such quarter, all prepared in accordance with GAAP, and all certified by its Treasurer or an Assistant Treasurer as presenting fairly the financial position and results of operations and changes in financial position of Borrower and its consolidated Subsidiaries as at the end of, and for the fiscal period to which such statements relate, subject to normal year-end adjustments.

     (b) Within 120 days after the close of each fiscal year, a complete copy of its annual financial statements, which statements shall include at least its consolidated balance sheet as of the close of such fiscal year and its consolidated profit and loss statement and cash flow statement for such fiscal year, prepared by Deloitte & Touche (or such other independent certified public accountants of recognized international standing selected by Borrower) in accordance with GAAP applied on a basis consistent with that of the previous year, and which statements shall include the opinion of such accountants, such opinion not to be qualified or limited because of any restricted or limited nature of examination made by such accountants or because of a "going concern" qualification.

     (c) Within 60 days after the close of each quarter except for the last quarter of each fiscal year, (and within 120 days after the close of each fiscal year) its certificate executed by Borrower's Treasurer or an Assistant Treasurer that (i) the representations and warranties set forth in Section 6 (with the exception of Section 6.6) are true and correct in all material respects; and
(ii) no Event of Default or Unmatured Event of Default has occurred and is continuing except such Events of Default or Unmatured Events of Default as have been expressly waived by or on behalf of the Banks.

     (d) concurrently with the delivery of the financial statements referred to in clauses (a) and (b), a duly completed Compliance Certificate signed by
           ---     ---
Borrower's Treasurer or an Assistant Treasurer;

     (e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to public securityholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934 (as amended), and not otherwise required to be delivered to Administrative Agent pursuant hereto;

     (f) Such other information concerning its affairs as Administrative Agent or Majority Banks may reasonably request.

     7.6  Execution of Other Documents.  It will promptly, upon demand by
          ----------------------------
Administrative Agent, execute all such additional agreements, documents and instruments in connection with this Agreement as Administrative Agent or Majority Banks may deem necessary.

     7.7  ERISA.  It will, and it will cause each of its Subsidiaries to:
          -----

     (a) At all times, make prompt payment of contributions required to meet the minimum funding standard set forth in ERISA with respect to its Plans, except to the extent that waivers are granted by the appropriate Governmental Authority;

     (b) Notify Administrative Agent immediately of (i) any Reportable Event which could reasonably be expected to result in aggregate liability to Borrower and its Subsidiaries in excess of $75,000,000 and (ii) any other fact arising in connection with any of its Plans or a Plan of any ERISA Affiliate which has resulted, or could reasonably be expected to result, in termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, in each case together with a statement, if requested by Administrative Agent, as to the reasons therefor and the action, if any, which Borrower or such ERISA Affiliate proposes to take with respect thereto; and

     (c) Furnish to Administrative Agent, upon its written request, such information concerning any of its Plans as may be reasonably requested.

     7.8  Administrative Agent's Fees.  It will compensate Administrative Agent
          ---------------------------
as set forth in the Letter Agreement.

     7.9  Compliance with Law.  It will, and will cause each of its Subsidiaries
          -------------------
to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, a breach of which would result in a Material Adverse Change, except where contested in good faith by appropriate proceedings diligently pursued.

     7.10 Compliance with Agreements.  Promptly and fully comply with all
          --------------------------
Contractual Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, except for any such
                                                         ------
Contractual Obligations (a) the performance of which would cause an Event of Default, (b) then being contested by any of them in good faith by appropriate proceedings, or (c) if the failure to comply therewith could not reasonably be expected to cause a Material Adverse Change.

     7.11 Maintenance of Insurance.  Maintain liability and casualty insurance
          ------------------------
as provided in Section 6.10.

                                   SECTION 8
                        NEGATIVE COVENANTS OF BORROWER

     8. Borrower covenants and agrees that so long as the credit hereby granted shall remain available in whole or in part or until the full and final payment of all indebtedness incurred hereunder, unless Majority Banks waive compliance in writing:

     8.1  Liens.
          -----

     (a) Borrower will not, nor will it permit any Restricted Subsidiary to, issue, incur, guaranty or assume any indebtedness for money borrowed secured by a Lien upon any property or assets of Borrower or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such property, assets, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance, incurrence, guarantee or assumption of any such indebtedness that the Commitments and Loans and any other obligations of Borrower to the Banks (together with, if Borrower shall so determine, any other indebtedness of Borrower or such Restricted Subsidiary ranking equally with the Commitments and Loans and such other obligations and then existing or thereafter created) shall be secured equally and ratably with or prior to such indebtedness by a Lien upon such property, assets, shares of stock or indebtedness, unless the aggregate amount of such indebtedness for money borrowed secured by such Liens, together with all other indebtedness for money borrowed of Borrower and its Subsidiaries which (if originally issued, incurred, guaranteed or assumed at such time) would otherwise be subject to the foregoing restrictions (but not including indebtedness for money borrowed permitted to be secured under sub-clauses (1) through (7) of Section 8.1(b)), does not at the time exceed 5% of Consolidated Adjusted Net Worth.

     (b) The above restrictions shall not apply to indebtedness of Borrower or any of its Restricted Subsidiaries secured by:

          (1) Liens existing as of the date hereof and listed in Exhibit E;

          (2) Liens on property, assets, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

          (3) Liens on property existing at the time of acquisition of such property by Borrower or a Restricted Subsidiary, or Liens to secure the payment of all or any part of the purchase price of property upon the acquisition of such property by Borrower or a Restricted Subsidiary or to secure any indebtedness incurred or guaranteed prior to, at the time of, or within 180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any indebtedness incurred or guaranteed for the purpose of financing the cost to Borrower or a Restricted Subsidiary of improvements to such acquired property; provided, however, that for
                                             --------  -------
     purposes of this clause 3, (i) a satellite will be treated as a newly-acquired asset as of the date it is placed in service and (ii) any satellite transponder acquired through the exercise of an early buy-out option shall be treated as a newly-acquired asset as of the date such option is exercised;

          (4) Liens securing indebtedness of a Restricted Subsidiary owing to Borrower or to another Restricted Subsidiary;

          (5) Liens on property of a corporation existing at the time such corporation is merged or consolidated with Borrower or a Restricted Subsidiary (in accordance with Section 8.2) or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Borrower or a Restricted Subsidiary;

          (6) Liens on property of Borrower or a Restricted Subsidiary in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens; or

          (7) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Liens referred to in the foregoing sub-clauses (1) to (6), inclusively; provided, however, that
                                                        --------  -------
     the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of the incurrence or guarantee thereof and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

     8.2  Mergers, Liquidations and Sales of Assets.  It will not, nor will it
          -----------------------------------------
permit any of its Restricted Subsidiaries to liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture, syndicate, pool or other combination (collectively, the "Mergers") or convey, sell or lease all or substantially all of its assets or business or the stock or all or substantially all of the assets or business of a Restricted Subsidiary (collectively, "Dispositions"), except for:

     (a) mergers between Subsidiaries, or between Subsidiary and Borrower where Borrower is the surviving corporation;

     (b)  mergers where Borrower is the surviving corporation;

     (c) transfers of assets from one Restricted Subsidiary to another Restricted Subsidiary or from any Restricted Subsidiary to Borrower;

     (d) sales, leases, transfers or assignments of operating rights, licenses or franchises in transactions which could not reasonably be expected to result in a Material Adverse Change; and

     (e)  the Disposition of any Restricted Subsidiary; provided that both Debt
                                                        --------
Ratings remain Investment Grade on the effective date of any such Disposition;

provided, however, no Disposition or Merger otherwise permitted by clauses (a)
--------  -------
through (e) above shall take place if before, or after giving effect to any such Disposition or Merger, an Event of Default or Unmatured Event of Default exists or would exist.

     8.3  Defaults.  It will not, nor will it permit any of its Restricted
          --------
Subsidiaries to, commit or do any act or thing which would constitute an event of default under any of the material terms or provisions of any other material agreement, contract, indenture, document or instrument executed, or to be executed by any of them, except those that may be contested in good faith and would not, if settled unfavorably, result in a Material Adverse Change.

     8.4  Compliance with Regulations.  Borrower will not engage principally, or
          ---------------------------
as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System; and it will not use the proceeds of any Loan for the purpose, directly or indirectly, whether immediate, incidental or ultimate, (a) to purchase or carry, within the meaning of such Regulation U, any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock, unless done in strict compliance with such Regulation U and other applicable law and Borrower shall have executed and delivered to each Bank prior to such use a Form U-1 statement evidencing compliance with such Regulation U and such other documents relating thereto as Administrative Agent or any Bank shall request, or
(b) in a manner which would violate, or result in a violation of, Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

     8.5  Financial Covenants.
          -------------------

     (a) Shareholders' Equity. Borrower will not permit Shareholders' Equity as at the end of any fiscal quarter to be less than the sum of (i) $7,125,000,000,
(ii) an amount equal to 50% of Borrower's consolidated net income (as determined in accordance with GAAP) earned in each fiscal quarter ending after December 31, 1998 (with no deduction for a net loss in any such fiscal quarter) and (iii) an amount equal to 50% of the aggregate increase in Shareholders' Equity after December 31, 1998 by reason of the issuance of capital stock of Borrower (including upon any conversion of debt securities of Borrower into such capital stock).

     (b) Leverage Ratio. Borrower will not permit the Leverage Ratio as at the end of any fiscal quarter set forth below to be greater than the ratio set forth below opposite such fiscal quarter:

             Fiscal Quarters Ending            Maximum Leverage
                                                     Ratio
     ------------------------------------------------------------
               December 31, 1999                     4.00

                March 31, 2000                       4.50

                 June 30, 2000                       4.00

               September 30, 2000                    4.00

               December 31, 2000                     3.75

                 and thereafter

     (c)  For the purposes of the financial covenants contained in subsections
(a) and (b) herein, the financial statements of Borrower's subsidiary, DirecTV Japan, Ltd. will be treated as consolidated with the financial statements of Borrower (whether or not required by GAAP) from the Effective Date through December 31, 2000, and thereafter (i) if such consolidation is required by GAAP or (ii) if Borrower or one or more of its Subsidiaries own securities of DirecTV Japan, Ltd. convertible into equity interests in DirecTV Japan, Ltd., which when combined with other equity interests owned by Borrower or one or more of its Subsidiaries, would result in Borrower and its Subsidiaries having more than a 50% interest in the profits or capital of DirecTV Japan, Ltd.

                                   SECTION 9
                               EVENTS OF DEFAULT

     9.1  Events of Default.  If one or more of the following described Events
          -----------------
of Default shall occur:

     (a) Borrower shall default in the due and punctual payment of (i) the principal of or the interest on any Loan within two Business Days of its due date, (ii) any fee due hereunder within 10 Business Days of its due date; or,
(iii) any other amount due from it hereunder within 30 Business Days of its due date; or

     (b) Borrower or any of its Restricted Subsidiaries shall fail to perform or observe any of the terms, provisions, covenants, conditions, agreements or obligations contained herein (other than Section 7.3, and Sections 8.1 through 8.5,) and such failure shall continue for more than 20 days after written notice from Administrative Agent to Borrower of the existence and character of such failure to perform or observe; or

     (c) Borrower or any of its Restricted Subsidiaries shall fail to perform or observe any of the terms, provisions, covenants, conditions agreements or obligations contained in Section 7.3 and Sections 8.1 through 8.5; or

     (d) (i) Borrower, or any of its Restricted Subsidiaries shall become insolvent, or be unable, or admit in writing its inability, to pay its debts as they become due; or (ii) Borrower or any Restricted Subsidiary shall make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties or assets; or (iii) Borrower or any

Restricted Subsidiary shall file or have filed against it a petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors or winding up or dissolution and such filing against it shall not be dismissed within 60 days after the date of such filing; or (iv) Borrower or any Restricted Subsidiary shall apply for or consent to the appointment of or consent that an order be made appointing any receiver or trustee for any of its or their properties, assets or business, or if a receiver or a trustee shall be appointed for all or a substantial part of its or their properties, assets or business; or (v) an order for relief shall be entered against Borrower or any Restricted Subsidiary under the United States federal bankruptcy laws as now or hereafter in effect; or (vi) Borrower or any Restricted Subsidiary shall take any action indicating its consent to, approval of or acquiescence in, any of the foregoing; or

     (e) Any representation or warranty made by Borrower herein or in any certificate or financial or other statement heretofore or hereafter furnished by Borrower or any of its officers to Administrative Agent or the Banks proves to be in any material respect false or misleading as of the date when made, deemed made or reaffirmed; or

     (f) Any final judgment, decrees, writs of execution, attachments or garnishments or any Liens, or any other legal processes shall be issued or levied against any of the assets or property of Borrower or any of its Restricted Subsidiaries (and shall not have been vacated, discharged or stayed) in amounts which in the aggregate would result in a Material Adverse Change (without limiting the generality of the foregoing, a judgment in excess of $75,000,000 in the aggregate shall, for purposes only of this Section 9.1(f), be deemed to result in a Material Adverse Change); provided, however, that such
                                                --------  -------
aggregate amount shall include only amounts in excess of (i) insurance coverage therefor and (ii) reserves on the books of Borrower or any of its Restricted Subsidiaries therefore; provided, further, that such aggregate amount shall not
                        --------  -------
include any amounts with respect to matters subject to appeal conducted in good faith and diligently pursued or other further legal process by Borrower or any of its Restricted Subsidiaries or any amounts with respect to any such legal process which Borrower or any of its Restricted Subsidiaries has detached from such property by posting of a bond or equivalent process; or

     (g) All, or substantially all, of the assets and property of Borrower or any of its Restricted Subsidiaries shall be condemned, seized or otherwise appropriated; or

     (h) Any fact or circumstance (including without limitation a Reportable Event), which results in, or which Majority Banks determine in good faith could reasonably be expected to result in, the termination of any Plan of Borrower, any of its Subsidiaries or any ERISA Affiliate by the Pension Benefit Guaranty Corporation or the appointment by an appropriate United States District Court of a trustee to administer any such Plan, shall occur and shall continue for 30 days after written notice of such determination shall have been given to Borrower or any of its Subsidiaries by Administrative Agent, or a trustee shall be appointed by the appropriate United States District Court to administer any Plan of Borrower or any of its Subsidiaries, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan of Borrower or any of its Subsidiaries or to appoint a trustee to administer any such Plan and, upon the occurrence of any of the foregoing, the aggregate amount of the unfunded vested liability for the benefits guaranteed by the Pension Benefit Guaranty Corporation under all such Plans and the present value of any Withdrawal Liability which remains unpaid is reasonably estimated to be in excess of $75,000,000 and such liability is not covered by insurance; or

     (i) Borrower or any of its Restricted Subsidiaries (i) fails to make any payment (or otherwise satisfy) in respect of any indebtedness for money borrowed when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) an event of default shall occur which permits the acceleration of indebtedness for money borrowed under any other agreement, contract, indenture, document or instrument executed, or which may be executed, by Borrower or any of its Restricted Subsidiaries, which failure or event of default has not been waived or cured; provided, however, that no Event of
                                      --------  -------
Default shall exist hereunder if the aggregate amount of the indebtedness which is not paid or may be accelerated with respect to the defaulted obligations shall not exceed in the aggregate $75,000,000; or

     (j) Any disposition of any Restricted Subsidiary shall have occurred, and:

          (i) prior to such disposition, either S&P or Moody's shall have publicly announced that Borrower's Debt Rating will be below Investment Grade after giving effect to such disposition; or

          (ii) as soon as reasonably practicable after its public announcement of such disposition, Borrower shall not have requested S&P and Moody's to publicly announce, prior to or no later than concurrently with the consummation of such disposition, that Borrower's Debt Rating will remain at least Investment Grade after giving effect to such disposition; or

          (iii) notwithstanding clause (ii), either S&P or Moody's shall not have publicly announced within 10 days after the consummation of such disposition that Borrower's Debt Ratings will remain at least Investment Grade after giving effect to such disposition; or

     (k) Any sale, spin-off, disposition or other transaction whereby General Motors Corporation will no longer beneficially own directly or indirectly at least 51 percent of the issued and outstanding capital stock of Borrower having voting power under ordinary circumstances to elect directors of Borrower (a "transaction") shall have occurred and:

          (i) prior to such transaction, either S&P or Moody's shall have publicly announced that its Debt Rating will be below Investment Grade after giving effect to such transaction; or

          (ii) as soon as reasonably practicable after its public announcement of such transaction, Borrower shall not have requested S&P and Moody's to publicly announce, prior to or no later than concurrently with the consummation of such transaction, that Borrower's Debt Rating will remain at least Investment Grade after giving effect to such transaction; or

          (iii) notwithstanding clause (ii), either S&P or Moody's shall not have publicly announced within 10 days after the consummation of such transaction that its Debt Ratings will remain at least Investment Grade after giving effect to such transaction; or

     (l) This Agreement, at any time after its execution and delivery and for any reason other than the agreement of all Banks or satisfaction in full of all the duties and obligations hereunder, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or Borrower denies that it has any or further liability or obligation under this Agreement, or purports to revoke, terminate or rescind this Agreement.

Then (a) automatically upon the occurrence of an Event of Default under Section 9.1(d), the Commitments shall immediately terminate, and all Loans and other liabilities and obligations outstanding under this Agreement shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, if not herein otherwise then due and payable, together with all costs and expenses (including break and funding costs and other costs in connection with the relending, reborrowing, funding or other employing of funds) incurred by the Banks as a result thereof, anything herein or in any agreement, contract, indenture, document or instrument contained to the contrary notwithstanding; and (b) at any time after the occurrence of an Event of Default other than under Section 9.1(d), and in each and every such case, unless such Event of Default shall have been remedied by Borrower to the satisfaction of Majority Banks or waived in writing by Majority Banks (except in the case of an Event of Default under Section 9.1(a), the waiver of which shall require the consent of all the Banks), Administrative Agent may, with the consent of the Majority Banks, or shall, upon the direction of Majority Banks, immediately terminate the Commitments, whereupon the same shall be cancelled and reduced to zero and any Loan Request given in respect of a Borrowing Date occurring on or after the date of such notice of cancellation shall cease to have effect and all Loans and all accrued interest thereon and all other liabilities and obligations outstanding under this Agreement shall, thereupon, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, if not otherwise then due and payable, together with all reasonable costs and expenses (including break and funding costs and other costs in connection with the relending, reborrowing, funding or other employing of funds) incurred by the Banks as a result thereof, anything herein or in any other agreement, contract, indenture, document or instrument contained to the contrary notwithstanding. Thereafter any Bank or the Banks may immediately, and without expiration of any period of grace, enforce payment of all liabilities and obligations of Borrower under this Agreement.

     9.2  Recovery of Amounts Due.  If any amount payable hereunder is not paid
          -----------------------
as and when due, Borrower hereby authorizes Administrative Agent, each Bank and their respective affiliates to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker's lien or counterclaim, against any moneys or other assets of Borrower in any currency that may at any time be in the possession of Administrative Agent or any of its affiliates or such Bank or any of its affiliates, at any branch or office thereof, to the full extent of all amounts payable to Administrative Agent and the Banks hereunder. Any Bank that so proceeds or that has an affiliate that so proceeds shall forthwith give notice to Administrative Agent of any action taken by such Bank or affiliate pursuant to this Section 9.2.

     9.3  Rights Cumulative.  The rights of Administrative Agent and the Banks
          -----------------
provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity.

                                  SECTION 10
                                   THE BANKS

     10.1 Administration of Loan.  The general administration of the Loans shall
          ----------------------
be by Administrative Agent and shall be governed by the provisions set forth in Exhibit C attached hereto and incorporated herein by reference.

     10.2 Representations By Banks.  Each Bank hereby represents that it will
          ------------------------
make each Loan hereunder in the ordinary course of its business and not with a view to engage in any distribution of any evidence of indebtedness to the public and any participation or disposition of the Master Bid Rate Note shall not, without the consent of Borrower, require Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify any Master Bid Rate Note under the blue sky law of any state; provided, however,
                                                          --------  -------
disposition of any evidence of indebtedness held by such Bank shall at all times be within its exclusive control subject only to the provisions of Section 11.11 and Section 10 of Exhibit C.

                                  SECTION 11
                           MISCELLANEOUS PROVISIONS

     11.1 Amendments and Waivers.  No amendment or waiver of any provision of
          ----------------------
this Agreement, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Majority Banks (or by the Administrative Agent at the written request of Majority Banks) and the Borrower and acknowledged by Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such
                                              --------  -------
waiver, amendment, or consent shall, unless in writing and signed by all the Banks and Borrower and acknowledged by Administrative Agent, do any of the following: (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 9.1); (b) postpone or delay any date fixed by this Agreement for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder; (c) reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder; (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or (e) amend this Section or any provision herein providing for consent or other action by all Banks; provided, further, that no amendment, waiver or consent shall, unless in writing
--------  -------
and signed by Administrative Agent in addition to Majority Banks or all Banks, as the case may be, affect the rights or duties of Administrative Agent under this Agreement or rights or privileges thereunder.

     11.2 Notices.  All notices, payments, requests, reports, information,
          -------
demands and other communications which any party hereto may desire, or may be required, to give or make to any other party hereto, shall (unless otherwise permitted as a telephonic notice or request hereunder) be given by mailing the same, postage prepaid, or by telex, or rapifax transmission, or by hand delivery or courier, to each party at its address set forth in Exhibit D attached hereto and incorporated herein by reference, or to such other address as may, from time to time, be specified in writing by Borrower or any Bank. Such communications shall be deemed to have been duly given and received in the case of a telex, when the telex is sent and the appropriate answer-back is received, in the case of mail when sent by pre-paid certified or registered mail correctly addressed to the addressee, in the case of rapifax transmission, when transmission has been sent, and in the case of hand delivery or courier, when received. Administrative Agent may rely and act upon any Loan Request made by telex or other telexed, telephonic or facsimile instructions to Administrative Agent by any Person purporting to be an authorized Person of Borrower, and Borrower shall be unconditionally and absolutely estopped from denying the authenticity and validity of any transaction or act made by Administrative Agent or any Bank in reliance thereon. Each party hereto shall promptly confirm by telex or rapifax any telephone communication made by it to another pursuant to this Agreement but the absence of such confirmation shall not affect the validity of such communication, which shall be effective upon receipt. If there is any conflict between any telephonic communication and a written confirmation, the written communication shall govern; provided, however,
                                                              --------  -------
that the recipient of such communication shall be held harmless by all parties hereto with respect to any action taken in reliance on the telephonic communication prior to the time such recipient receives and has had reasonable time to review the subsequent written confirmation and initiate such corrective action as the recipient deems reasonable under the circumstances.

     11.3 Waiver.  Neither the failure of, nor any delay on the part of, any
          ------
party hereto in exercising any right, power or privilege hereunder, or under any agreement, contract, indenture, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, contract, indenture, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, contract, indenture, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any other default of the same or of any other term or provision. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

     11.4 California Law.  The interpretation, enforcement and effect of this
          --------------
Agreement, the Loans and any agreements, contracts, indentures, documents or instruments delivered in accordance herewith, shall be governed and controlled in all respects by and construed according to the substantive laws of the State of California, to the jurisdiction of whose courts the parties hereto hereby agree to submit.

     11.5 Headings.  The headings set forth herein are solely for the purpose of
          --------
identification and shall not be construed as a part of the sections or subsections which they head.

     11.6 Accounting Terms.  All accounting terms not otherwise defined herein
          ----------------
have the meaning assigned to them in accordance with GAAP, provided, however, any act or condition in accordance herewith and permitted hereunder when taken, created or occurring, shall not become a violation of any section of this Agreement as a result of a subsequent change in GAAP.

     11.7 Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and by the different parties hereto on separate counterparts, and all of said counterparts taken together shall constitute one and the same instrument.

     11.8  Written Disclosure. Wherever written disclosure by Borrower to Banks
           ------------------
is required or permitted by this Agreement, written disclosure to Administrative Agent by Borrower shall constitute such disclosure.

     11.9  Singular; Plural.  Whenever used herein, the singular number shall
           ----------------
include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

     11.10 Illegality.  The illegality or unenforceability of any provision of
           ----------
this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     11.11 Assignments.  This Agreement shall bind and inure to the benefit of
           -----------
the parties hereto and their respective successors and assigns. No party hereto may assign or transfer all or any part of its rights and obligations hereunder, except that:

     (a) Any Bank may, with the prior written consent of Borrower at all times other than during the existence of an Event of Default, and Administrative Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of
                                            --------
Borrower or the Administrative Agent shall be required in connection with any assignment and delegation by Bank to an Approved Bank Affiliate of such Bank or another Bank) (each an "Assignee") by execution and delivery to, and acceptance by, the Administrative Agent of a Notice of Assignment and Acceptance, all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder; provided, however, that any assignment to an
                                    --------  -------
Eligible Assignee which is not a Bank or an Approved Bank Affiliate shall be in an amount not less than the lesser of $5,000,000 or all, but not less than all, of the Loans, the Commitment and the other rights and obligations of such Bank hereunder. Upon execution of a Notice of Assignment and Acceptance by such Eligible Assignee in which it agrees to abide by all of the terms, conditions and obligations applicable to a Bank herein and to have a Commitment as specified in such agreement, such Eligible Assignee shall be deemed a Bank hereunder to the same extent as if it were a signatory hereto and, thereafter, such Eligible Assignee shall for all purposes be considered a "Bank" hereunder. Administrative Agent shall be entitled to a $2,500 processing fee, payable by the assignor, with respect to any such assignment by a Bank.

     (b) Subject to Section 11.16, Borrower authorizes each Bank and the Arrangers to disclose to any prospective assignee and assignee any and all information in such Bank's or the Arrangers' possession concerning Borrower, this Agreement and any collateral.

     (c) Notwithstanding anything to the contrary contained herein, any Bank (a

"Granting Bank") may grant to a special purpose funding vehicle (an "SPC"),
 -------------                                                       ---
identified as such in writing from time to time by the Granting Bank to Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall
                                         --------
constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, Borrower and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) subject to the provisions of Section 11.16 hereof, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC.

     11.12 Obligations Several.  The obligations of each Bank under this
           -------------------
Agreement are several. Neither Administrative Agent nor any Bank shall be liable for the failure of any other Bank to perform its obligations under this Agreement.

     11.13 Participations.  Any Bank may at any time sell, or grant
           --------------
participations in all or part of its Commitment or any Loan or Loans made to Borrower under this Agreement to any other Person, other than an individual, (a "Participant"); provided, however, no Bank may be relieved of its obligations under this Agreement except with the consent of Borrower and Administrative Agent. Any such sale or grant of a participation is subject to the following conditions:

     (a) Administrative Agent and Borrower may, for all purposes of this Agreement, deem and treat a Bank party to this Agreement as the owner of such Bank's Loans hereunder for all purposes hereof until a written notice of the sale or participation shall have been received by Administrative Agent, together with Borrower's consent to treat such Participant as owner of such Loan.

     (b) Subject to Section 11.16, Borrower authorizes each Bank and the Administrative Agent to disclose to any prospective Participant and to any Participant any and all information in such Bank's or the Administrative Agent's possession concerning Borrower, this Agreement and any collateral.

     (c) Any agreement pursuant to which a Bank grants a participation in its rights with respect to any Loan or Loans shall provide that, with respect to any such Loan or Loans, such Bank shall retain the sole right and responsibility to exercise the rights of a Bank under this Agreement including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement and the right to take action to declare any amount due and payable pursuant to Section 9; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participant if such modification, amendment or waiver would (i) increase the amount of the Total Commitment or change the Commitment of such Bank, (ii) reduce interest, principal or fees owing to such Bank hereunder, (iii) extend the fixed date on which any sum is due hereunder, or (iv) release or subordinate any material portion of collateral.

     (d) Except as provided in this Section 11.13, no recipient of a participation in a Loan or Loans of any Bank shall have any rights under this Agreement other than to receive payment of principal of, and interest on the Loans and of such other amounts as Banks are entitled to receive pursuant to Sections 3.1, 3.2, 3.3, and 3.4 of this Agreement; provided, however such recipients shall be entitled to receive pursuant to Sections 3.1, 3.2 and 3.3 only the lesser of (i) the amount that the Bank from which the recipient received its participation would have received had such Bank not transferred an interest in its Loans to such recipient and (ii) the additional costs actually incurred by such recipient; and any demand by a Participant for payment hereunder shall certify that the amount demanded does not exceed the amount Participant is entitled to receive under this subsection (d).

     (e) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

     11.14 Fees and Expenses.  Borrower agrees to pay on demand (a) to
           -----------------
Administrative Agent all reasonable costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by Administrative Agent and the Arrangers in connection with the preparation and administration of this Agreement and any documents including any amendments, waivers, or other modifications and (b) all reasonable costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by Administrative Agent and Banks in connection with the enforcement of this Agreement and any instrument or agreement required hereunder and in connection with any refinancing or restructuring of the Loans in the nature of a "work-out"; provided, however that, in addition to costs of Administrative Agent's in-house counsel, Borrower shall be obligated to pay for the costs of no more than one counsel for Administrative Agent and all Banks (without prejudice to any Bank's right to engage additional counsel at its own cost and expense) unless any Bank shall in good faith reasonably determine that there is a conflict of interest that causes it to be reasonably necessary for such Bank to be represented by separate counsel.

     11.15 Indemnity.  Borrower agrees to indemnify the Administrative Agent,
           ---------
the Arrangers, the Syndication Agent, the Documentation Agents, each Bank and their respective directors, officers, agents and employees (collectively, the "Indemnitees") from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses, including settlement costs) reasonably incurred by any of them arising out of or by reason of any investigation by governmental or judicial authorities or being made a party to any litigation or other similar proceeding related to any use made or proposed to be made by Borrower of the proceeds of any Loan for the acquisition of any other Person (other than with respect to a particular Indemnitee's losses, liabilities, claims, damages or expenses incurred as a result of such Indemnitee's gross negligence or willful misconduct), including, without limitation, the reasonable fees and disbursements of counsel (including allocated costs for in-house legal services) incurred in connection with any such investigation, litigation or other proceeding; provided, however, that
                                                    --------  -------
Borrower shall have no obligation to indemnify or pay for the costs and expenses of more than one counsel for the Indemnitees, unless any Indemnitee shall in good faith reasonably determine that there is a conflict of interest that causes it to be reasonably necessary for any Indemnitees to be represented by other counsel. Counsel chosen to represent any Indemnitee pursuant to the previous sentence shall be reasonably satisfactory to Borrower. The obligations of Borrower under this Section shall survive the termination of this Agreement.

     11.16 Confidentiality. In consideration of Borrower furnishing Confidential
           ---------------
Information(as defined below) to the Banks, the Arrangers, Administrative Agent, Syndication Agent and Documentation Agents, (collectively, the "Recipients") and their respective directors, officers and employees (collectively, the "Representatives"), each Recipient agrees for itself that:

     (a) Such Recipient shall keep the Confidential Information confidential and shall not, without Borrower's prior written consent, disclose it in any manner whatsoever, in whole or in part, and shall not use the Confidential Information other than in connection with this Agreement. Each Recipient agrees to reveal the Confidential Information only to its Representatives, bank affiliates, auditors, counsel and other advisors, representatives or agents who need to know the Confidential Information for the purpose of this Agreement, who are informed by such Recipient of the confidential nature of the Confidential Information and who shall agree to act in accordance with the terms and conditions of this section. Each Recipient shall be responsible for any breach of this Section by its Representatives.

     (b) Without Borrower's prior written consent, no Recipient shall disclose to any Person the fact that the Confidential Information has been made available or any other facts with respect to this Agreement.

     (c) Upon payment in full of all obligations owing to a Recipient and termination of such Recipient's Commitments, if any, hereunder, copies of the Confidential Information shall be returned by such Recipient to Borrower immediately upon its request, except for that portion of the information which consists of analyses, compilations, forecasts, studies or other documents prepared by such Recipient or its Representatives based on Confidential Information, which portion shall either be destroyed (as evidenced by a certificate of destruction signed by a duly authorized offer of such Recipient) or held by such Recipient and kept confidential and subject to the terms of this section; provided that such Recipient shall not be required to return or destroy
         --------
Confidential Information to the extent such Recipient reasonably determines that its retention of such Confidential Information is required by applicable law or regulation.. Any oral Confidential Information shall continue to be subject to the terms of this Section.

     (d) Confidential Information shall not include such portions of the information furnished to a Recipient which (i) are or become generally available to the public other than as a result of a disclosure by such Recipient or its Representatives in violation of this Agreement, (ii) become available to such Recipient on a non-confidential basis from a source (other than Borrower or its Representatives) which is not known by such Recipient to be prohibited from disclosing such information to such Recipient, or (iii) were in such Recipient's possession prior to being furnished to such Recipient or its Representatives provided that the source of such information was not known by such Recipient to be prohibited from disclosing the information to such Recipient.

     (e) Subject to Section 6.15 and except as otherwise expressly set forth in this Agreement. each Recipient acknowledges that neither Borrower nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness of the information furnished to such Recipient, and that neither Borrower nor any of its Representatives shall have any liability resulting from the use of the information furnished to any Recipient, errors therein or omissions therefrom.

     (f) In the event any Recipient or any person to whom it transmits the Confidential Information pursuant to this Agreement becomes legally compelled to disclose any of the information, such Recipient shall, to the extent permitted by law, provide Borrower with prompt written notice thereof so that the Borrower may seek a protective order or other appropriate remedy and/or waiver such Recipient's compliance with the provisions of this section, In the event that such protective order or other remedy is not obtained, or that Borrower waives any Recipient's compliance with the provisions of this section, such Recipient may furnish only that portion of the Confidential Information which it is advised by written opinion of counsel that the disclosure thereof is legally required, and shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

     (g) Notwithstanding the foregoing, a Recipient may (i) disclose any Confidential Information to bank examiners; (ii) use any Confidential Information in connection with the management, supervision and enforcement of this Agreement, including the enforcement of such Recipient's rights under any agreement executed in connection therewith; (iii) disclose any Confidential Information in connection with any litigation or dispute involving any such Person or the Borrower and related to this Agreement or to any use of proceeds of the Loans; (iv) disclose any Confidential Information to other Recipients; and (v) disclose Confidential Information to prospective assignees and Participants and assignees and Participants pursuant to Sections 3.8, 11.11(b) and 11.13(b); provided, further, that in each of the foregoing cases, such Person shall use its best efforts to ensure that any such disclosure will be made under procedures reasonably calculated to maintain the confidentiality of such Confidential Information.

     For purposes of this Section, "Confidential Information" means information relating to the business, operation or technology of Borrower or its affiliates which Borrower has furnished to the Banks, the Arrangers, Administrative Agent, Syndication Agent, Documentation Agents or their Representatives which is either non-public, confidential or proprietary in nature, together with copies and other reproductions thereof, and analyses, compilations, forecasts, studies or other documents prepared by any Banks or its Representatives which contain or otherwise reflect such information.

     This section shall survive termination of the Agreement.

     11.17 Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT
           --------------------------------
HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR

IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     11.18 New Banks; Increases in Commitments of Banks.  (a) In the event one
           --------------------------------------------
or more Banks do not consent to an extension of the Termination Date pursuant to
Section 2.13, if no Event of Default or Unmatured Event of Default has occurred and is continuing, Borrower may within five days of Borrower's receipt of notice of such failure to so extend notify Administrative Agent and the Banks (a "Commitment Replacement Notice") that (i) it desires to add one or more additional lenders to the Banks hereunder having aggregate Commitments not exceeding the Commitment of the Bank(s) which have not consented to an extension, and/or (ii) with the consent of the relevant Bank(s), increase the Commitment of any one or more of the Banks in an aggregate amount not exceeding the Commitment of the Bank(s) which have not consented to an extension of the Termination Date; provided that the existing Bank(s) shall have the right on a
                  --------
pro rata basis based upon the then existing Commitments to increase their respective Commitments to replace the terminated Commitments before any New Bank may be added as a Bank hereunder. The Banks desiring to increase their Commitments based upon the immediately preceding proviso must give notice to Administrative Agent of their intention to accept a greater Commitment within five days of Borrower's Commitment Replacement Notice. Each Commitment Replacement Notice shall identify each new lender (each a "New Bank") proposed by Borrower to be added as a Bank and/or each existing Bank which has proposed to increase its Commitment, the amount of its proposed Commitment and the proposed effective date of its becoming a Bank hereunder or increasing its Commitment, as applicable (which shall be the last day of all then current Interest Periods if there are Eurodollar Advances then outstanding from the Banks). Any increase in the Commitment of a Bank shall be effective upon the receipt by Administrative Agent of a commitment increase letter in the form of Exhibit H hereto which shall identify the proposed effective date (which shall be the last day of all then current Interest Periods if there are Eurodollar Advances then outstanding from the Banks). Each New Bank shall, with the consent of Administrative Agent, become a Bank hereunder for all purposes and to the same effect as if set forth on the signature pages hereof, subject to its execution and delivery to Administrative Agent of at least one counterpart of this Agreement (which shall be deemed to include all amendments thereto) and the execution and delivery by Administrative Agent and Borrower of each such counterpart. Each Bank expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Bank hereunder, nor by any election of Administrative Agent not to authorize a lender to become a New Bank.

     11.19 (b) Following any Bank's or Banks' refusal to extend their Commitments pursuant to Section 2.13 herein and/or any subsequent change in the Commitments of the existing Banks or the addition of a New Bank, Schedule 1 of this Agreement shall be deemed amended to reflect (i) the termination of the non-extending Bank's Commitment;
(ii) the addition of any New Bank; (iii) such New Bank's Commitment; and (iv) any change to the Commitment of an existing Bank.

     11.20 (c) Following any Bank or Banks refusal to extend their Commitments pursuant to Section 2.13 herein and any subsequent change in the Commitments of the existing Banks or the addition of a New Bank, Borrower agrees to execute such Notes as necessary to comply with the requirements of Sections 2.8 and 2.9 of this Agreement.


                 [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto in Los Angeles, California as of the date first hereinabove written.


                              HUGHES ELECTRONICS CORPORATION


                              By: __________________________________________
                              Name:
                              Title:

                              BANK OF AMERICA, N.A., as
                              Administrative Agent


                              By: __________________________________________
                              Name:
                              Title:

                              CITICORP USA, INC., as Syndication
                              Agent and as a Bank


                              By: __________________________________________
                              Name:
                              Title:

                              DEUTSCHE BANK AG, NEW YORK
                              BRANCH, as Documentation


                              By: __________________________________________
                              Name:
                              Title:

                                        ALLFIRST BANK


                                        By: ____________________________________
                                        Name:
                                        Title:

                                        BANCA DI ROMA - SAN FRANCISCO


                                        By: ____________________________________
                                        Name:
                                        Title:

                                        BANK OF AMERICA, N.A., as a Bank


                                        By: ____________________________________
                                        Name:
                                        Title:

                                        THE BANK OF NEW YORK


                                        By: ____________________________________
                                        Name:
                                        Title:

                                        BANK ONE, NA


                                        By: ____________________________________
                                        Name:
                                        Title:

                                        BARCLAYS BANK PLC


                                        By: ____________________________________
                                        Name:
                                        Title:

                                        BANQUE NATIONALE DE PARIS


                                        By: ____________________________________
                                        Name:
                                        Title:


                                        By: ____________________________________
                                        Name:
                                        Title:

                                        BAYERISCHE LANDESBANK
                                        GIROZENTRALE, CAYMAN ISLANDS
                                        BRANCH


                                        By: ____________________________________
                                        Name:
                                        Title:

                                        CREDIT SUISSE FIRST BOSTON


                                        By: ____________________________________
                                        Name:
                                        Title:


                                        By: ____________________________________
                                        Name:
                                        Title:

                                        DEUTSCHE BANK AG, NEW YORK
                                        BRANCH AND/OR CAYMAN ISLAND
                                        BRANCHES, as a Bank


                                        By: ____________________________________
                                        Name:
                                        Title:


                                        By: ____________________________________
                                        Name:
                                        Title:

                                        THE FUJI BANK, LIMITED


                                        By: ____________________________________
                                        Name:
                                        Title:

                                        MELLON BANK, N.A.


                                        By: ____________________________________
                                        Name:
                                        Title:

                                        THE MITSUBISHI TRUST AND
                                        BANKING CORPORATION, NEW
                                        YORK BRANCH


                                        By: ____________________________________
                                        Name:
                                        Title:

                                        MORGAN GUARANTY TRUST
                                        COMPANY OF NEW YORK


                                        By: ____________________________________
                                        Name:
                                        Title:

                                        SOCIETE GENERALE


                                        By: ____________________________________
                                        Name:
                                        Title:

                                        WESTDEUTSCHE LANDESBANK
                                        GIROZENTRALE, NEW YORK
                                        BRANCH

                                        By: ____________________________________
                                        Name:
                                        Title:


                                        By: ____________________________________
                                        Name:
                                        Title:

                                   SCHEDULE 1
                             BANKS AND COMMITMENTS

             Bank                                  Commitment                    Normal Percentage
             ----                                  ----------                    -----------------
Bank of America, N.A.                              $ 44,000,000                          12.5714%

Citicorp USA, Inc.                                 $ 44,000,000                          12.5714%

Deutsche Bank AG, New York                         $ 35,000,000                          10.0000%
and/or Cayman Islands
Branches
Barclays Bank PLC                                  $ 22,000,000                           6.2857%

Bank One, NA                                       $ 22,000,000                           6.2857%

Bayerische Landesbank                              $ 22,000,000                           6.2857%
Girozentrale, Cayman Islands
Branch
Societe Generale                                   $ 22,000,000                           6.2857%

Credit Suisse First Boston                         $ 22,000,000                           6.2857%

Banque Nationale de Paris                          $ 22,000,000                           6.2857%

Morgan Guaranty Trust Company                      $ 17,500,000                           5.0000%
of New York
Mellon Bank, N.A.                                  $ 15,000,000                           4.2857%

Banca di Roma--San Francisco                       $ 15,000,000                           4.2857%
The Mitsubishi Trust and                           $ 12,500,000                           3.5714%
Banking Corporation, New
York Branch
Westdeutsche Landesbank                            $  8,750,000                           2.5000%
Girozentrale, New York Branch
Bank of New York                                   $  8,750,000                           2.5000%

Allfirst Bank                                      $  8,750,000                           2.5000%

The Fuji Bank, Limited                             $  8,750,000                           2.5000%

Total                                              $350,000,000                         100.0000%

                                  EXHIBIT A-1
                                 LOAN REQUEST

TO:     Bank of America, N.A., as
        Administrative Agent for Banks

FROM:   Hughes Electronics Corporation

DATE:

RE:     Hughes Electronics Corporation -
        Revolving Credit Agreement (364-day
        Facility)

Ladies and Gentlemen:

1. We refer to the Revolving Credit Agreement (364-day Facility) dated as of November 24, 1999 and made among Hughes Electronics Corporation, the banks parties thereto ("Banks"), Bank of America, N.A., as administrative agent for the Banks (in such capacity "Administrative Agent"), Citicorp USA, Inc., as Syndication Agent and Deutsche Bank AG, New York Branch as Documentation Agent (the "Agreement"). Terms defined in the Agreement shall have the same meaning herein.

     2. We hereby request that a [Base Rate Loan] [Eurodollar Loan] is made to us as follows:

          (i)    Principal Amount:

          (ii)   Borrowing Date:

          (iii)  Interest Period (if a Eurodollar Loan):

     3. For the purposes of inducing the Banks to make the Loan requested herein, we confirm that, pursuant to Section 5.3 of the Agreement, as of the date hereof:

          (i) the representations and warranties set out in Section 6 of the Agreement (with the exception of Section 6.6) are true and correct in all material respects;

          (ii)   the most current financial statements delivered pursuant to
                 Section 7.5 of the Agreement present fairly the financial position and results of operation and changes in financial position of Borrower and its consolidated Subsidiaries as at the end of, and for the fiscal period to which such

                                     A-1-1
                                 LOAN REQUEST
                 statements relate as of the date thereof (subject, in the case of unaudited financial statements, to year end adjustments); and

          (iii) no Event of Default or Unmatured Event of Default has occurred and is continuing.

                                          HUGHES ELECTRONICS CORPORATION

                                          By:_____________________________
                                          Name:
                                          Title:

                                     A-1-2
                                 LOAN REQUEST

                                  EXHIBIT A-2
                         LOAN REQUEST - BID RATE LOANS

TO:     Bank of America, N.A., as
        Administrative Agent for Banks

FROM:   Hughes Electronics Corporation

DATE:

RE:     Hughes Electronics Corporation -
        Revolving Credit Agreement (364-day
        Facility)

Ladies and Gentlemen:

     1. We refer to the Revolving Credit Agreement (364-day Facility) dated as of November 24, 1999 and made among Hughes Electronics Corporation, the banks parties thereto ("Banks"), Bank of America, N.A., as administrative agent for the Banks (in such capacity "Administrative Agent"), Citicorp USA, Inc., as Syndication Agent and Deutsche Bank AG, New York Branch as Documentation Agent (the "Agreement"). Terms defined in the Agreement shall have the same meaning herein.

     2. We hereby give you notice pursuant to Section 2.4 of the Revolving Credit Agreement that we request offers for the following proposed Bid Rate
Loans:

          (i)    Borrowing Date:

          (ii)   Principal Amount:

          (iii)  Interest Period(s):

     Each Bid Rate Loan offer should specify an amount, the Interest Period and the Bid Rate upon which each Bank desires to advance a Bid Rate Loan.

     3. For the purposes of inducing the Banks to make the Loan requested herein, we confirm that, pursuant to Section 5.3 of the Agreement, as of the date hereof:

          (i) the representations and warranties set out in Section 6 of the Agreement (with the exception of Section 6.6) are true and correct in all material respects;

          (ii)   the most current financial statements delivered pursuant to
                 Section 7.5 of the Agreement present fairly the financial position and results of operation and changes in financial position of Borrower and its consolidated Subsidiaries as at the end of, and for the fiscal period to which such

                                     A-2-1
                         LOAN REQUEST - BID RATE LOANS
                 statements relate as of the date thereof (subject, in the case of unaudited financial statements, to year end adjustments); and

          (iii) no Event of Default or Unmatured Event of Default has occurred and is continuing.

                                    HUGHES ELECTRONICS CORPORATION

                                    By:__________________________________
                                    Name:
                                    Title:

                                     A-2-2
                         LOAN REQUEST - BID RATE LOANS

                                   EXHIBIT B
                             MASTER BID RATE NOTE


Los Angeles, California                                          [Date]


     HUGHES ELECTRONICS CORPORATION, a Delaware corporation (the "Borrower"), for value received, hereby promises to pay to the order of _____________________ (the "Bank"), at Bank of America, N.A., as Administrative Agent (Attention:
Agency Administrative Services-West), 1850 Gateway Blvd., Concord, California 94520, on the dates specified in the Credit Agreement (as herein defined), in lawful money of the United States, the total unpaid principal amount of all Bid Rate Loans made by Bank to Borrower from the date of this Note through the Termination Date pursuant to the Credit Agreement. This Note shall bear interest as set forth in the Credit Agreement for Bid Rate Loans. Interest payable under this Note shall be payable at the times specified in the Credit Agreement.

     This Note is one of the Master Bid Rate Notes referred to in the Revolving Credit Agreement (364-Day Facility) dated as of November 24, 1999 and made among Hughes Electronics Corporation, the banks parties thereto ("Banks"), Bank of America, N.A., as administrative agent for the Banks (in such capacity "Administrative Agent"), Citicorp USA, Inc., as Syndication Agent and Deutsche Bank AG, New York Branch as Documentation Agent (the "Agreement"), and is subject to prepayment in whole or in part and its maturity is subject to acceleration upon the terms provided in the Credit Agreement.

     This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

     All Bid Rate Loans made by Bank to Borrower pursuant to the Credit Agreement and all payments of principal thereof may be indicated by Bank upon the grid attached hereto which is a part of this Note. Such notations shall be presumptively correct as to the aggregate unpaid principal amount of all Bid Rate Loans made by Bank pursuant to the Credit Agreement.

                                             HUGHES ELECTRONICS CORPORATION


                                             By: _____________________________
                                             Name:
                                             Title:

                                      B-1
                             MASTER BID RATE NOTE

                   Bid Rate Loans and Payments of Principal

-----------------------------------------------------------------------------------------
                                                            Unpaid
        Amount of   Interest   Interest   Amount of         Principal   Name of Person
 Date   Loan        Period     Rate       Principal Paid    Balance     Marking Notation
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

                                      B-2
                             MASTER BID RATE NOTE

                                   EXHIBIT C
                     RELATIONS AMONG THE BANKS AND AGENTS

     1.   Administration of the Credit.  Payment of interest and principal on
          ----------------------------
the Loans and the facility fee and all other amounts payable by Borrower hereunder shall be made by Borrower in immediately available funds, directly to each Bank in the case of amounts payable under Sections 3.1, 3.2 and 3.3 and, in all other cases, to Administrative Agent, and Administrative Agent shall promptly distribute to the other Banks in immediately available funds their shares of principal, interest and fees and to each Bank as provided herein such other amounts as paid by Borrower.

     2.   Pro Rata Distribution.  All facility fees will be divided among the
          ---------------------
Banks in accordance with their Normal Percentage, and interest and principal payments on each Loan will be divided pro rata among Banks in accordance with their percentage interest in the Loan.

     3.   Right of Setoff.  Any Bank which shall receive payment of or on
          ---------------
account of all or part of its share of the Loans through the exercise of any right of setoff, counterclaim, or banker's lien, or otherwise in a greater proportion than the proportionate amount of principal and interest due it under this Agreement immediately prior to such payment shall purchase a ratable proportion of the portions of the Loan held by the other Banks so that all recoveries of principal and interest shall be shared by the Banks in accordance with their pro rata interests in the Loans outstanding hereunder. If all or any portion of such excess payment is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Any sum received by Bank through exercise of the right of setoff, counterclaim, or banker's lien shall be deemed to be first applied to such Bank's portion of the indebtedness under this Agreement, second as herein above provided and any balance remaining thereafter shall be deemed applied to any other indebtedness of Borrower to such Bank.

     4.   Notice of Event of Default.  Upon receipt by Administrative Agent from
          --------------------------
Borrower of any communication calling for an action on the part of Banks, or upon notice to Administrative Agent of an Unmatured Event of Default or an Event of Default, it will in turn promptly inform the other Banks in writing of the nature of such communication or of the Unmatured Event of Default or Event of Default, as the case may be.

     5.   Actions by Administrative Agent.  Upon any occasion requiring or
          -------------------------------
permitting an approval, consent, election or other action on the part of Banks, action shall be taken by Administrative Agent for and on behalf or for the benefit of all Banks upon the direction of the required number of Banks and the Administrative Agent, if applicable, as set forth in Section 11.1 of the Agreement.

     6.   Several Liability of Banks.  The obligation of each Bank hereunder is
          --------------------------
several, and the failure of one Bank to perform hereunder shall in no way relieve the other Banks from performance.

     7.   Liability of Administrative Agent.  Administrative Agent shall not be
          ---------------------------------
liable or answerable for anything whatsoever in connection with this Agreement except for its willful

                                      C-1
                    RELATIONS AMONG THE BANKS AND THE AGENT
misconduct or gross negligence, and Administrative Agent shall have no duties or obligations other than as provided herein. Administrative Agent shall be entitled to rely on any opinion of counsel (including counsel for Borrower) in relation to this Agreement, and upon statements and communications received from Borrower, or from any other person, believed by it to be authentic, and shall not be liable for any action taken or omitted in good faith on such reliance.

     8.   Indemnification of Administrative Agent.  Each Bank agrees to
          ---------------------------------------
indemnify Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to its Normal Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by Administrative Agent under this Agreement except for Administrative Agent's gross negligence or willful misconduct. The obligations of the Banks under this Section 8 shall survive termination of the Agreement.

     9.   Rights of Administrative Agent as Bank.  With respect to its
          --------------------------------------
obligation to lend under this Agreement and the Loans made by it, Bank of America shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not Administrative Agent; and the term "Banks" shall include Bank of America in its individual capacity. Bank of America may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower as if it were not Administrative Agent.

     10.  Assignment by Bank of its Obligations.  Administrative Agent may deem
          --------------------------------------
and treat a Bank party to this Agreement as the owner of such Bank's portion of the Loans for all purposes hereof unless and until a written notice of the assignment or transfer of such Bank's obligations otherwise permitted under the Agreement executed by such Bank shall have been received by Administrative Agent, together with Borrower's consent to such assignment or transfer and such other documentation from such Bank and its assignee or transferee as Administrative Agent may reasonably request.

     11.  Representations by Banks.  Neither Administrative Agent nor any Bank
          ------------------------
has made or makes to any other Bank any representation, and neither Administrative Agent nor any Bank assumes any responsibility, in respect to the execution, construction or enforcement of this Agreement or any other instrument or agreement executed by Borrower or by any other person or entity.

     12.  Independent Investigation by Banks.  Each Bank has made and shall
          ----------------------------------
continue to make its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Loans and has made and covenants that it shall continue to make its own appraisal of the creditworthiness of Borrower. Each Bank agrees Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to Borrower, whether coming into its possession before the making of the Loans or at any time or times thereafter except as expressly provided in this Agreement.

                                      C-2
                    RELATIONS AMONG THE BANKS AND THE AGENT

     13.  Successor Administrative Agent.  Administrative Agent shall have the
          ------------------------------
right, at any time, to resign as Administrative Agent for the Banks hereunder. Such resignation shall not be effective until a successor Administrative Agent chosen by Majority Banks, and accepted by Borrower, shall accept appointment as Administrative Agent for the Banks hereunder. If no successor Administrative Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment, within 30 days after the retiring Administrative Agent has given notice of resignation, the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent reasonably acceptable to Borrower, which successor Administrative Agent shall be a commercial bank organized under the laws of the United States of America or a State thereof having a combined capital and surplus of at least $100,000,000. Upon the acceptance by the successor Administrative Agent of its appointment hereunder, the successor Administrative Agent shall succeed to and become vested with all the rights and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its obligations under this Agreement. The provisions of this Article shall inure to the benefit of the retiring Administrative Agent as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Exhibit C and Section 11.14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

     14.  Syndication Agent; Documentation Agents.  None of the Banks identified
          ---------------------------------------
on the facing page or signature pages of this Agreement as Syndication Agent or Documentation Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                      C-3
                    RELATIONS AMONG THE BANKS AND THE AGENT

                                   EXHIBIT D
              LENDING OFFICES OF BANKS AND ADDRESSES FOR NOTICES



     BORROWER

     200 North Sepulveda Blvd.
     P.O. Box 956
     ES, 001, A148
     El Segundo, CA 90245-0956

     BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT
     Bank of America N.A.
     Mail Code: CA9-706-11-03
     555 South Flower Street, 11th Floor
     Los Angeles, California 90071

     Attention:  Gina Meador
                 Vice President
                 Agency Management-Los Angeles
                 Telephone: (213) 228-5245
                 Facsimile: (213) 228-2299

     Administrative Agent's Payment Office:
     --------------------------------------

     Bank of America N.A.
     Mail Code: CA4-706-05-09
     1850 Gateway Boulevard, Fifth Floor
     Concord, California 94520

     Attention:  Glenis Croucher
                 Assistant Vice President
                 Agency Administrative Services West
                 Telephone: (925) 675-8447
                 Facsimile: (925) 675-8500

     BANK OF AMERICA, N.A., AS A BANK

     Domestic and Offshore Lending Office:
     -------------------------------------

     Bank of America N.A.
     Mail Code: CA4-706-05-09
     Agency Administrative Services-West
     1850 Gateway Blvd., 5th Floor
     Concord, CA 94520

     Attention:  Glenis Croucher
                 Sr. Account Administrator
                 Telephone: (925) 675-8447
                 Facsimile: (925) 969-2807

     Notices (other than Borrowing notices and Notices of
     ----------------------------------------------------
     Conversion/Continuation):
     ------------------------

     Bank of America N.A.
     Mail Code: CA9-706-11-07
     555 South Flower Street, 11th Floor
     Los Angeles, California 90071

     Attention:  Dianne J. Prust
                 Vice President
                 Credit Products Aerospace/Defense #9848
                 Telephone: (213) 228-2435
                 Facsimile: (213) 623-1959

     ALLFIRST BANK

     Domestic and Offshore Lending Office:
     -------------------------------------

     Allfirst Bank
     25 S. Charles Street
     18/th/ Floor
     Baltimore, MD 21201

     Attention:  Jennifer Erickson
                 Vice President
     Telephone:  (410) 244-4721
     Facsimile:  (410) 244-4239
     Email:      Jennifer.g.Erickson@allfirst.com
                 --------------------------------

     BANCA DI ROMA--SAN FRANCISCO

     Domestic and Offshore Lending Office:
     -------------------------------------

     BANCA DI ROMA--San Francisco
     One Market
     Steuart Tower, Suite 1000
     San Francisco, CA 94105

     Attention:  Ms. Cecilia Gin
     Telephone:  (415) 977-7321
     Facsimile:  (415) 357-9869

     Notices (other than Borrowing notices and Notices of
     ----------------------------------------------------
     Conversion/Continuation):
     ------------------------

     BANCA DI ROMA--San Francisco
     One Market
     Steuart Tower, Suite 1000
     San Francisco, CA 94105

     Attention:  Mr. Eric Maubert
                 Assistant Vice President
     Telephone:  (415) 977-7315
     Facsimile:  (415) 357-9869

     THE BANK OF NEW YORK

     Domestic and Offshore Lending Office:
     -------------------------------------

     The Bank of New York
     One Wall Street, 22/nd/ floor
     New York, NY 10005

     Attention:  Dawn Hertling
     Telephone:  (212) 635-6742

     Notices (other than Borrowing notices and Notices of
     ----------------------------------------------------
     Conversion/Continuation):
     ------------------------

     The Bank of New York
     10990 Wilshire Blvd.
     Suite 1125
     Los Angeles, CA 90024

     Attention:  Jonathan Rollins
     Telephone:  (310) 996-8658
     Facsimile:  (310) 996-8667
     Email:      jrollins@bankofny.com

     BANK ONE, NA

     Domestic and Offshore Lending Office:
     -------------------------------------

     Bank One, NA
     1 Bank One Plaza
     10/th/ Floor
     Chicago, IL 60670

     Attention:  Sharon Bosch
     Telephone:  (312) 732-7112
     Facsimile:  (312) 732-4840

     Notices (other than Borrowing notices and Notices of
     ----------------------------------------------------
     Conversion/Continuation):
     ------------------------

     Bank One, NA
     777 South Figueroa
     4/th/ Floor
     Los Angeles, CA 90017

     Attention:  Anthony Mathews
                 Senior Vice President
     Telephone:  (213) 683-4957
     Facsimile:  (213) 683-4999
     Email:      anthony_mathews@em.fcnbd.com

     BANQUE NATIONALE DE PARIS

     Domestic and Offshore Lending Office:
     -------------------------------------

     Banque Nationale de Paris
     725 South Figueroa Street
     Suite 2090
     Los Angeles, CA 90017

     Attention: Janice Ho
                Vice President
     Telephone: (213) 488-9120
     Direct:    (213) 688-6411
     Facsimile: (213) 488-9602

     Notices (other than Borrowing notices and Notices of
     ----------------------------------------------------
     Conversion/Continuation):
     ------------------------

     Banque Nationale de Paris
     725 South Figueroa Street
     Suite 2090
     Los Angeles, CA 90017

     Attention: Janice Ho
                Vice President
     Telephone: (213) 488-9120
     Direct:    (213) 688-6411
     Facsimile: (213) 488-9602

     BARCLAYS BANK PLC

     Domestic and Offshore Lending Office:
     ------------------------------------

     Barclays Bank PLC
     222 Broadway
     11/th/ Floor
     New York, NY 10038

     Attention: Paul Edwards
     Telephone  (212) 412-3730
     Facsimile: (212) 412-5306
     Email:     paul.edwards@barcap.com

     Notices (other than Borrowing notices and Notices of
     ----------------------------------------------------
     Conversion/Continuation):
     ------------------------

     Barclays Bank PLC
     222 Broadway
     8/th/ Floor
     New York, NY 10038

     Attention: Richard Smithies
                Director
     Telephone  (212) 412-6884
     Facsimile: (212) 412-7580
     Email:     richard.smithies@barcap.com

     BAYERISCHE LANDESBANK GIROZENTRALE

     Domestic and Offshore Lending Office:
     -------------------------------------

     Bayerische Landesbank Girozentrale
     560 Lexington Avenue
     New York, NY 10022

     Attention: Patricia Sanchez
                Vice President
     Telephone: (212) 310-9810
     Facsimile  (212) 310-9930

     Notices (other than Borrowing notices and Notices of
     ----------------------------------------------------
     Conversion/Continuation):
     ------------------------

     Bayerische Landesbank Girozentrale
     560 Lexington Avenue
     New York, NY 10022

     Attention: James H. Boyle
                Vice President
     Telephone: (212) 310-9817
     Facsimile: (212) 310-9868
     Email:     jboyle@baylbny.com

     CITICORP USA, INC.

     Domestic and Offshore Lending Office:
     ------------------------------------
     Citicorp, USA, Inc.
     399 Park Ave.
     New York, NY 10043

     Attention: Alyssa Kawalek
                Loan Administrator
     Telephone: (302) 894-6055
     Facsimile: (302) 894-6120

     Notices (other than Borrowing notices and Notices of
     ----------------------------------------------------
     Conversion/Continuation):
     ------------------------

     Citicorp USA, Inc.
     787 West 5th Street
     29th Floor
     Los Angeles, CA 90071

     Attention: Walter Larsen
     Telephone: (213) 239-1501
     Facsimile: (213) 623-3592

     CREDIT SUISSE FIRST BOSTON

     Domestic and Offshore Lending Office:
     ------------------------------------


     Credit Suisse First Boston
     11 Madison Avenue
     New York, NY 10010-3629

     Notices (other than Borrowing notices and Notices of
     ----------------------------------------------------
     Conversion/Continuation):
     ------------------------

     Credit Suisse First Boston
     11 Madison Avenue
     New York, NY 10010-3629

     Primary Contact
     ---------------
     David Kratovil
     Director
     Telephone: (212) 325-9155
     Facsimile: (212) 325-8615
     Email:     david.kratovil@csfb.com
                -----------------------

     Back-Up Contact
     ---------------
     Janko Gogolja
     Telephone: (212) 325-0699
     Facsimile: (212) 325-8319

     DEUTSCHE BANK AG NEW YORK AND/OR CAYMAN ISLANDS BRANCHES

     Domestic and Offshore Lending Office:
     ------------------------------------

     Deutsche Bank AG
     31 West 52/nd/ Street
     New York, NY 10019

     Attention: Noble Samuel/Cheryl H. Mandelbaum
     Telephone: (212) 469-4091
     Facsimile: (212) 469-4139

     Notices (other than Borrowing notices and Notices of
     ----------------------------------------------------
     Conversion/Continuation):
     ------------------------

     Deutsche Bank AG
     31 West 52/nd/ Street
     New York, NY 10019

     Attention: Joel Makowsky
                Vice President
     Telephone: (212) 469-7896
     Facsimile: (212) 469-4604

     THE FUJI BANK, LIMITED

     Domestic and Offshore Lending Office:
     ------------------------------------

     The Fuji Bank
     333 South Hope Street
     39/th/ Floor
     Los Angeles, CA 90071

     Attention: Wayne Wong
                Associate
     Telephone: (213) 253-4132
     Facsimile: (213) 253-4178

     Notices (other than Borrowing notices and Notices of
     ----------------------------------------------------
     Conversion/Continuation):
     ------------------------

     The Fuji Bank
     333 South Hope Street
     39/th/ Floor
     Los Angeles, CA 90071

     Attention: Jon Bigelow
                Vice President
     Telephone: (213) 253-4144
     Facsimile: (213) 253-4178
     Email:     fbklal4@pacbell.net

     MELLON BANK, N.A.

     Domestic and Offshore Lending Office:
     ------------------------------------

     Mellon Bank, N.A.
     3 Mellon Center
     Room 1203
     Pittsburgh, PA 15259

     Attention: John Kyle
                Loan Administrator
     Telephone: (412) 234-7365
     Facsimile: (412) 209-6122

     Notices (other than Borrowing notices and Notices of
     -----------------------------------------------------
     Conversion/Continuation):
     ------------------------

     Mellon Bank, N.A.
     400 South Hope Street
     Fifth Floor
     Los Angeles, CA 90071

     Attention: L.C. Ivey
                Vice President
     Telephone: (213) 553-9543
     Facsimile: (213) 629-0492
     Email:     ivey.l@mellon.com

     THE MITSUBISHI TRUST AND BANKING CORPORATION

     Domestic and Offshore Lending Office:
     ------------------------------------

     The Mitsubishi Trust and Banking Corporation
     520 Madison Avenue
     New York, NY 10022

     Attention: Loan Administration Department
     Telephone: (212) 891-8262
     Facsimile: (212) 755-2349

     Notices (other than Borrowing notices and Notices of
     ----------------------------------------------------
     Conversion/Continuation):
     ------------------------

     The Mitsubishi Trust and Banking Corporation
     520 Madison Avenue
     New York, NY 10022

     Attention: Susan Lau
                Vice President
     Telephone: (212) 891-8419
     Facsimile: (212) 644-6825 (direct)
                (212) 755-2349 (central)

     MORGAN GUARANTY TRUST COMPANY OF NEW YORK

     Domestic Lending Office
     -----------------------


     Morgan Guaranty Trust Company of New York
     60 Wall Street
     New York, NY 10260-0060

     Execution Copies to:
     -------------------
     Jeannie Mattson
     Associate
     Morgan Guaranty Trust Company of New York
     c/o J.P. Morgan Services, Inc.
     500 Stanton Christiana Road
     3/OPS2
     Newark, DE 19713-2107

     Conformed Copies to:
     -------------------
     Robert Bottamedi
     Vice President
     Morgan Guaranty Trust Company of New York
     60 Wall Street
     New York, NY 10260-0060

     Offshore  Lending Office
     ------------------------

     Morgan Guaranty Trust Company of New York
     Euro-Loan Servicing Department
     c/o J.P. Morgan Services, Inc.
     500 Stanton Christiana Road
     Newark, DE 19713-2107

     Execution Copies to:
     -------------------
     Jeannie Mattson
     Associate
     Morgan Guaranty Trust Company of New York
     c/o J.P. Morgan Services, Inc.
     500 Stanton Christiana Road
     3/OPS2
     Newark, DE 19713-2107

     Conformed Copies to:
     -------------------
     Robert Bottamedi
     Vice President
     Morgan Guaranty Trust Company of New York

     60 Wall Street
     New York, NY 10260-0060

     Notices (other than Borrowing notices and Notices of Conversion/
     ----------------------------------------------------------------
     Continuation):
     --------------

     JP Morgan Securities Inc
     60 Wall Street
     5/th/ Floor
     New York, NY 10260-0060

     Attention:  Robert Bottamedi
                 Vice President
     Telephone:  (212) 648-1349
     Facsimile:  (212) 648-5018

     SOCIETE GENERALE

     Domestic and Offshore Lending Office:
     -------------------------------------

     Societe Generale
     2001 Ross Avenue #4800
     Dallas, TX 75201

     Attention:   Trina Hoover
                  Loan Specialist
     Telephone:   (214) 979-2742
     Facsimile:   (214) 754-0171

     Notices (other than Borrowing notices and Notices of Conversion/
     ----------------------------------------------------------------
     Continuation):
     --------------

     Societe Generale
     181 West Madison
     Suite 3400
     Chicago, IL 60602

     Attention:   Editha Paras
     Telephone:   (312) 578-5166
     Facsimile:   (312) 578-5099

     WESTDEUTSCHE LANDESBANK GIROZENTRALE

     Domestic and Offshore Lending Office:
     -------------------------------------

     Westdeutsche Landesbank Girozentrale, New York Branch
     1211 Avenue of the Americas
     New York, NY 10036

     Attention:  Philip Green
                 Vice President
     Telephone:  (212) 852-6113
     Facsimile:  (212) 302-7946
     Email:      philip_green@westlb.com

     Notices (other than Borrowing notices and Notices of Conversion/
     ----------------------------------------------------------------
     Continuation):
     --------------

     Westdeutsche Landesbank Girozentrale, New York Branch
     1211 Avenue of the Americas
     New York, NY 10036

     Attention:  Barry Wadler
                 Associate
     Telephone:  (212) 852-6137
     Facsimile:  (212) 852-6148
     Email:      barry_wadler@westlb.com

                                   EXHIBIT E
                                EXISTING LIENS

PanAmSat
     $124,000,000.00 Floating Rate Note secured by transponders of Galaxy III-R due 2002

Galaxy Latin America
     $95,000.00 Capital Lease of AT&T Telephone Switch


                                      E-1
                                EXISTING LIENS

                                   EXHIBIT F
                               OPINION OF COUNSEL



                               November 24, 1999



To: The Banks listed on Schedule A hereto; Bank of America, N.A., as Administrative Agent;
     Citicorp USA, Inc., as Syndication Agent and
     Deutsche Bank AG, New York Branch, as
     Documentation Agent

     Re:  Hughes Electronics Corporation
          Revolving Credit Agreement
          --------------------------

Ladies and Gentlemen:

     I am the Assistant General Counsel of Hughes Electronics Corporation, a Delaware corporation (the "Borrower"), in connection with the extension to Borrower of a revolving line of credit extended under and subject to the terms and provisions of the Revolving Credit Agreement (364-day Facility) dated as of November 24, 1999 and made among Hughes Electronics Corporation, the banks parties thereto ("Banks"), Bank of America, N.A., as administrative agent for the Banks (in such capacity "Administrative Agent"), Citicorp USA, Inc., as Syndication Agent and Deutsche Bank AG, New York Branch as Documentation Agent (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement. This opinion is rendered to you pursuant to Section 5.2(b) of the Credit Agreement.

     As Assistant General Counsel to Borrower, I have caused to be made such legal and factual examinations and inquiries, including an examination of originals or copies, certified or otherwise identified to my satisfaction as authentic, of such corporate records, agreements, instruments and other documents as I have deemed necessary or appropriate for the purposes of this opinion. I have caused to be obtained such certificates and other assurances (copies of which have been delivered to you) from public officials and officers and other employees of Borrower as I considered necessary or appropriate for the purpose of rendering this opinion. I have assumed the genuineness of all signatures (except that of Borrower), the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as copies.

     Subject to the limitations herein set forth, I am opining herein as to the effect on the subject transaction only of United States federal law, the laws of the State of California and the General Corporation Law of the State of Delaware. I am licensed to practice law in the State of

                                      F-1
                              OPINION OF COUNSEL

California. I assume no responsibility as to the applicability to the subject transaction or the effect thereon of the laws of any other jurisdiction.

     Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations and assumptions set forth herein, I am of the opinion that, as of the date hereof:

     1. Borrower is a corporation duly incorporated and validity existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to own and lease its properties and conduct its business as presently owned and conducted.

     2. Borrower is duly qualified to do business as a foreign corporation in good standing in the State of California.

     3. Borrower has full corporate power and authority to borrow the sums provided for in the Credit Agreement, to execute and deliver the Credit Agreement and to perform its obligations thereunder.

     4. All corporate action required to be taken by Borrower for the authorization, execution and delivery of the Credit Agreement by Borrower and the performance by Borrower of its obligations thereunder has been duly taken.

     5. The officer of Borrower executing the Credit Agreement is duly and properly in office and duly authorized to execute the same.

     6. The Credit Agreement is a valid and binding agreement of Borrower, subject to the limitations, qualifications, exceptions and assumptions set forth below.

     7. To my knowledge, after causing to be conducted such legal and factual examination and inquiries and causing to be conducted such discussions with and obtaining such certificates or other confirmations from officers and other employees of Borrower as I considered appropriate in the circumstances, no consent, permission, authorization, order or license of any United States federal or California governmental authority is necessary in connection with the execution and delivery of the Credit Agreement by Borrower and Borrower's performance of its obligations under the Credit Agreement.

     8. There is no provision of the Certificate of Incorporation or the By-laws of Borrower which would be contravened by the execution and delivery of the Credit Agreement by Borrower or by the performance by Borrower of its obligations under the Credit Agreement.

     9. Borrower is not an "investment company" as defined in the Investment Company Act of 1940, as amended.

     10. To my knowledge, after causing to be conducted such legal and factual examination and inquiries and causing to be conducted such discussions with and obtaining such certificates or other confirmations from officers and other employees of Borrower as I considered appropriate in the circumstances, no consent or approval of any trustee or holder of any material indebtedness of Borrower is necessary in connection with the execution and

                                      F-2
                              OPINION OF COUNSEL
delivery of the Credit Agreement by Borrower and Borrower's performance of its obligations under the Credit Agreement.

     11. There is no provision of any indenture or material agreement for borrowed money to which Borrower is a party or under which Borrower is obligated, and of which I am aware, after causing to be conducted such legal and factual examinations and inquiries and causing to be conducted such discussion with and obtaining such certificates or other confirmations from officers and other employees of Borrower as I considered appropriate in the circumstances, which would be contravened by the execution and delivery of the Credit Agreement and the Notes by Borrower or by the performance by Borrower of its obligations under the Credit Agreement.

     12. To my knowledge, after causing to be conducted such legal and factual examinations and inquiries and causing to be conducted such discussions with and obtaining such certificates or other confirmations from officers and other employees of Borrower as I considered appropriate in the circumstances, there is no judgment, decree or order of any court or governmental agency binding on Borrower which would be contravened by the execution and delivery of the Credit Agreement by Borrower and Borrower's performance of its obligations under the Credit Agreement and the Notes.

     13. To my knowledge, after causing to be conducted such legal and factual examinations and inquiries and obtaining certificates or other confirmations from officers and employees of Borrower as I considered appropriate in the circumstances, except as set forth in Attachment 1 hereto, there is no claim, suit, action or proceeding pending or threatened against Borrower before any court or governmental agency which could reasonably be expected to result in a Material Adverse Change.

     The opinion expressed in paragraph 6 is subject to the following limitations, qualifications, exceptions and assumptions:

     (a) the enforcement of the Credit Agreement and the Notes may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or by equitable principles relating to or limiting the rights of creditors generally;

     (b) the use of the term enforceable shall not imply any opinion as to the availability of equitable remedies;

     (c) I advise you that a California court may not strictly enforce certain covenants contained in the Credit Agreement or allow acceleration of the maturity of the indebtedness thereunder if it concludes that such enforcement or acceleration would be unreasonable under the then existing circumstances. I do believe, however, that subject to the limitations expressed elsewhere in this opinion, enforcement or acceleration would be available if an Event of Default occurs as a result of a material breach of a material covenant contained in the Credit Agreement;

     (d) The effect of California court decisions, invoking statutes or principles of equity, which have held that certain covenants and provisions of agreements are unenforceable where (i) the breach of such covenants or provisions imposes restrictions or burdens upon the debtor,

                                      F-3
                              OPINION OF COUNSEL
including the acceleration of indebtedness due under debt instruments, and it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the protection of the creditor, or (ii) the creditor's enforcement of such covenants or provisions under the circumstances would violate the creditor's implied covenant of good faith and fair dealing;

     (e) The unenforceability under certain circumstances, under California or federal law or court decisions, of provisions expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, defenses to obligations or rights granted by law, where such waivers are against public policy or prohibited by law;

     (f) The unenforceability under certain circumstances of provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, that election of a particular remedy or remedies does not preclude recourse to one or more other remedies or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy;

     (g) The effect of Section 1717 of the California Civil Code, which provides that, where a contract permits one party to the contract to recover attorneys' fees, the prevailing party in any action to enforce any provision of the contract shall be entitled to recover its reasonable attorneys' fees;

     (h) The unenforceability under certain circumstances of provisions indemnifying a party against liability for its own wrongful or negligent acts or where such indemnification is contrary to public policy or prohibited by law; and

     (i) The enforceability under certain circumstances of provisions imposing penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default.

     To the extent that the obligations of Borrower may be dependent upon such matters, I assume for purposes of this opinion that each of the Banks is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization; that each of the Banks is duly qualified to engage in the transaction covered by this opinion; that the Credit Agreement has been duly authorized, executed and delivered by each of the Banks and that the Credit Agreement constitutes the valid and binding obligation of each of the Banks, enforceable in accordance with its terms; and that each of the Banks has the requisite corporate or organizational and legal power and authority to own its properties, to carry on its business as now being conducted and to perform its obligations under the Credit Agreement, including without limitation, to make the loans under the Credit Agreement. I am not expressing any opinion as to the effect of or the compliance by any Bank with any state or federal laws or regulations applicable to the transactions because of the nature of its respective business.

     This opinion is rendered to the Banks and Administrative Agent as of the date hereof in connection with the above transaction, and may not be relied upon by any person other than the Administrative Agent and the Banks and their permitted assignees, or by them in any other

                                      F-4
                              OPINION OF COUNSEL
context, and may not be furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose without my prior written consent; provided that each Bank and its permitted assignees may provide this opinion
--------
(i) to bank examiners and other regulatory authorities should they so request or in connection with their normal examination, (ii) to the independent auditors and attorneys of such Bank, (iii) pursuant to order or legal process of any court or governmental agency, (iv) in connection with any legal action to which the Bank is a party arising out of the transactions contemplated by the Credit Agreement, or (v) in connection with the assignment of or sale of participations in the Loans.



                         Very truly yours,

                                      F-5
                              OPINION OF COUNSEL

                        SCHEDULE A TO OPINION OF COUNSEL


Allfirst Bank

Banca di Roma--San Francisco

The Bank of New York

Bank One, NA

Banque Nationale de Paris

Barclays Bank PLC

Bayerische Landesbank Girocentrale

Credit Suisse First Boston

The Fuji Bank

Mellon Bank

Mitsubishi Trust

Morgan Guaranty Trust Company of New York

Societe Generale

Westdeutsche Landesbank Girocentrale

                                      F-6
                              OPINION OF COUNSEL

                      ATTACHMENT A TO OPINION OF COUNSEL


                                  LITIGATION


                                    [None.]

                                      F-7
                              OPINION OF COUNSEL

                                   EXHIBIT G

              [FORM OF REQUEST FOR EXTENSION OF TERMINATION DATE]

                [LETTERHEAD OF HUGHES ELECTRONICS CORPORATION]


_____________________, 200[_]

BANKS PARTY TO THE CREDIT AGREEMENT
 REFERRED TO BELOW

Ladies and Gentlemen:

          In accordance with Section 2.13 of the Revolving Credit Agreement dated as of November 24, 1999 (as amended, the "Credit Agreement"; terms defined therein being used herein as therein defined), among the undersigned, the Banks parties thereto, Bank of America, N.A. as Administrative Agent, Citicorp USA, Inc., as Syndication Agent and Deutsche Bank AG, New York Branch, as Documentation Agent, the undersigned hereby requests that you consent to extension of the Termination Date to [INSERT DATE 364 DAYS AFTER CURRENT TERMINATION DATE], or, if such date is not a Business Day, the next preceding Business Day.

          Please indicate your consent to such extension of the Termination Date by signing the attached copy of this letter in the space provided below and returning same to the Administrative Agent, if possible by _____________, 20__ but, in any event, not later than ____________, 20___.


                                        Very truly yours,

                                        HUGHES ELECTRONICS CORPORATION

                                        By _________________________
                                        Name:
                                        Title:


The undersigned Lender, party to the Credit
Agreement, consents to the extension of the Termination Date as requested above.

[NAME OF BANK]

By _________________________
Name:
Title:

                                      G-1
                               EXTENSION REQUEST

                                   EXHIBIT H

                     [FORM OF COMMITMENT INCREASE LETTER]

                [LETTERHEAD OF HUGHES ELECTRONICS CORPORATION]

                                                            __________, 199_

To Bank of America, N.A. as Administrative
Agent for the Banks party to the Credit
Agreement referred to below

Ladies and Gentlemen:

          In accordance with Section 11.18(a) of the Revolving Credit Agreement (364-Day Facility), dated as of November 24, 1999 (as amended, the "Credit Agreement"; terms defined therein being used herein as therein defined), among the undersigned, the Banks parties thereto, Bank of America, N.A. as Administrative Agent, Citicorp USA, Inc., as Syndication Agent and Deutsche Bank AG, New York Branch as Documentation Agent, the undersigned hereby requests that you, the Administrative Agent and [NAME OF INCREASING BANK] consent to the increase of [$____________] to [NAME OF INCREASING BANK]'S Commitment which shall result in [NAME OF INCREASING BANK]'s net Commitment equaling [$___________].

          The undersigned hereby certifies, on behalf of Borrower that (i) representations and warranties contained in Section 6 of the Credit Agreement are true and accurate as though made on and as of the date hereof (except to the extent any representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such specific date), and (ii) no event has occurred and is continuing or would result from such increase in [INCREASING BANK]'s Commitment which constitutes an Event of Default or an Unmatured Event of Default under the Credit Agreement.

                                      H-1
                          COMMITMENT INCREASE LETTER

     Please indicate your consent to such increase of the commitment of [NAME OF INCREASING BANK] by signing the attached copy of this letter in the space provided below by __________, 200[_].


                                    Very truly yours,

                                    HUGHES ELECTRONICS CORPORATION

                                    By________________________
                                    Name:
                                    Title:

          The undersigned parties consent to the increase of [NAME OF INCREASING BANK]'s Commitment as requested above.

Accepted this __ day                [NAME OF INCREASING BANK]
of _________, 200[_]

                                    By________________________
                                    Name:
                                    Title:

Acknowledged and Agreed:

Bank of America, N.A.
as Administrative Agent

By_______________________
Name:
Title:

                                      H-2
                          COMMITMENT INCREASE LETTER

                                   EXHIBIT I
                       [FORM OF COMPLIANCE CERTIFICATE]

                            COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES THAT:

          (1) I am the duly elected [Title] of Hughes Electronics Corporation, a Delaware corporation ("Borrower");

          (2) I have reviewed the terms of that certain Revolving Credit Agreement (364-Day Facility) dated as of November 24, 1999, as amended, supplemented or otherwise modified to the date hereof (said Revolving Credit Agreement, as so amended, supplemented or otherwise modified, being the "Credit Agreement", the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Borrower, the financial institutions listed therein as Banks, and Bank of America, N.A., as Administrative Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements; and

          (3) The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Unmatured Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

     [Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower or any of its Subsidiaries, as applicable, has taken, is taking, or proposes to take with respect to each such condition or event:

-------------------------------------------------------------------------------]

                                      I-1
                            COMPLIANCE CERTIFICATE

     The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this __________ day of _____________, ____ pursuant to subsection ____7.5(d) of the Credit Agreement.


DATED: ____________________         HUGHES ELECTRONICS CORPORATION

                                    By:__________________________
                                    Name:
                                    Title:

                                      I-2
                            COMPLIANCE CERTIFICATE

                               ATTACHMENT NO. 1
                           TO COMPLIANCE CERTIFICATE

     This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, ____ and pertains to the period from ____________, ____ to ____________, ____. Subsection references herein relate to subsections of the Credit Agreement.

A. Maximum Leverage Ratio (for the four-fiscal quarter period ending _____________, ____)

     1. Outstanding principal amount of all obligations
        and liabilities for borrowed money:                    $_____________

     2. portion of obligations with respect to capital leases
        that are capitalized in excess of $25,000,000:         $_____________

     3. Consolidated Funded Indebtedness (1+2):                $_____________

     4. Consolidated Net Income:                               $_____________

     5. Consolidated Interest Charges:                         $_____________

     6. Provisions for taxes, if any, based on income used
        or included in determining of 5:                       $_____________

     7. Total depreciation expense deducted in determining 5:  $_____________

     8. Total amortization expense deducted in determining 5:  $_____________

     9. Adjustments per clauses (e), (f) and (g) of definition
        of Consolidated EBITDA:
        (a) Asia Pacific Mobile Telecommunications             $_____________
        (b) Hughes Space and Communications                     _____________
        (c) ICO Global Communications                           _____________
        (d) Hughes Network Systems wireless business            _____________
        (e) PanAmSat launch delays                              _____________
        (f) DirecTV Japan, Ltd.                                 _____________

            Total                                              $=============

    10. Less DirecTV Japan, Ltd. cash losses
        per clause (h) of definition of consolidated
        EBITDA:                                                $_____________

                                      I-3
                            COMPLIANCE CERTIFICATE

    11.  Non-cash charges resulting from a change
         in business strategy regarding DirecTV Japan
         Ltd. (only for fiscal quarter ending fiscal year
         ending December 31, 2000                               $_____________

    12.  Consolidated EBITDA (4+5+6+7+8+9-10+11):               $_____________

    13.  Leverage Ratio (3):(12):                               ____:1.00

    14.  Maximum ratio allowed under subsection 8.5(b):         ____:1.00

    B.   Minimum Shareholders' Equity

     1.  Base Shareholders' Equity:                             $7,125,000,000

     2.  50% of consolidated net income (as determined in
         accordance with GAAP) earned in each fiscal quarter
         ending after December 31, 1998 (with no deduction
         for a net loss in any such fiscal quarter):            $_____________

     3.  50% aggregate increase in Equity by reason of
         Borrower's issuance of capital stock:                  $_____________

     4.  Minimum Shareholders' Equity (1+2+3):                  $_____________

     5.  Shareholders' Equity                                   $_____________

                                      I-4
                            COMPLIANCE CERTIFICATE

                                   EXHIBIT J

                 [FORM OF NOTICE OF ASSIGNMENT AND ACCEPTANCE]

                                                                          [Date]
To:  Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement (364-Day Facility) dated as of November 24, 1999 between Hughes Electronics Corporation, a Delaware corporation ("Borrower"), Lenders from time to time party thereto, and Bank of
              --------
America, N.A., as Administrative Agent (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined).
 ---------

1. We hereby give you notice of, and request your consent to, the assignment by [_____________________________] (the "Assignor") to [_____________________]
                                         --------
(the "Assignee") of ___________% of the right, title and interest of the
      --------
Assignor in and to the Agreement, including the right, title and interest of the Assignor in and to the Commitment of the Assignor and all outstanding Loans made by the Assignor. Before giving effect to such assignment:

     (a)  the aggregate amount of the Assignor's Commitment is $_________; and

     (b)  the aggregate principal amount of its outstanding Loans is $________.

2. The Assignee hereby represents and warrants that it has complied with the requirements of Section 11.11 of the Agreement in connection with this
                     -------------
     assignment and acknowledges and agrees that: (a) other than the representation and warranty that it is the legal and beneficial owner of the Normal Percentage being assigned thereby free and clear of any adverse claim, the Assignor has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of the Agreement; (b) the Assignor has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of its obligations under the Agreement; (c) it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to
     Section 7.5 thereof and such other documents and information as it has
     -----------
     deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (d) it will, independently and without reliance upon Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (e) it appoints and authorizes Administrative Agent to take such action and to exercise such powers under the Agreement as are delegated to Administrative Agent by the Agreement; and (f) it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Bank.

                                      J-1
                  FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

3. The Assignee agrees that, upon receiving your consent to such assignment and from and after [_______, ______], the Assignee will be bound by the terms of the Agreement, with respect to the interest in the Agreement assigned to it as specified above, as fully and to the same extent as if the Assignee were a Bank originally holding such interest in the Agreement.

                                      J-2
                  FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

4.  The following administrative details apply to the Assignee:

          (a)  Offshore Lending Office:

                    Assignee name:_____________________________
                    Address:___________________________________
                    ___________________________________________
                    Attention:_________________________________
                    Telephone:  (___)__________________________
                    Telecopier: (___)__________________________


          (b)       Domestic Lending Office:

                    Assignee name:_____________________________
                    Address:___________________________________
                    ___________________________________________
                    Attention:_________________________________
                    Telephone:  (___)__________________________
                    Telecopier: (___)__________________________


          (c)       Notice Address:

                    Assignee name:_____________________________
                    Address:___________________________________
                    ___________________________________________
                    Attention:_________________________________
                    Telephone:  (___)__________________________
                    Telecopier: (___)__________________________


          (d)       Payment Instructions: Account No.:

                    Account No.________________________________
                    Attention:_________________________________
                    Reference:_________________________________

                                      J-3
                  FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

                              Very truly yours,

                              [ASSIGNOR]


                              By:_____________________________________
                              Name:
                              Title:

                              [ASSIGNEE]


                              By:_____________________________________
                              Name:
                              Title:
We hereby consent to the
foregoing assignment.

HUGHES ELECTRONICS CORPORATION

By:_______________________
Name:
Title:


BANK OF AMERICA, N.A., as Administrative Agent

By:_______________________
Name:
Title:

                                      J-4
                  FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT